UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Onyx Acceptance Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Onyx Acceptance Corporation

(2)	Aggregate number of securities to which transaction applies:

5,551,629 shares of Onyx Acceptance common stock, options to purchase 1,613,984 shares of Onyx Acceptance Corporation common stock as of the Record Date.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$28.00, which represents the cash payment per share of Onyx Acceptance Corporation’s common stock to be paid in the merger (with respect to outstanding options, the per unit price was based on the excess of $28.00 over the per share exercise price of each option that is presently exercisable or will be exercisable prior to the effective time of the merger)

(4)	Proposed maximum aggregate value of transaction: $190,790,779

(5)	Total fee paid: $38,159

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $38,159

(2)	Form, Schedule or Registration Statement No.: PREM 14A

(3)	Filing Party: Onyx Acceptance Corporation

(4)	Date Filed: October 15, 2004

November 24, 2004

Dear Onyx Acceptance Corporation Stockholder:

      A special meeting of stockholders has been scheduled for January 6, 2005, at 10:00 a.m., Pacific Standard Time, at the corporate headquarters of Onyx Acceptance Corporation (“Onyx”), located at 27051 Towne Centre Drive, Foothill Ranch, California 92610. At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2004, by and among Capital One Auto Finance, Inc. (“Capital One Auto Finance”), Foothill Services Corporation, a wholly owned subsidiary of Capital One Auto Finance, and Onyx, providing for the acquisition of Onyx by Capital One Auto Finance and the other transactions contemplated by the merger agreement. Pursuant to the merger, if approved and consummated, you will receive $28.00 in cash, without interest, for each share of Onyx common stock that you own, unless you perfect and exercise your appraisal rights. Upon the consummation of the merger, Onyx will become a wholly-owned subsidiary of Capital One Auto Finance. Capital One Auto Finance is a wholly-owned subsidiary of Capital One Financial Corporation, a Fortune 500 company whose common stock is traded on the New York Stock Exchange.

      The $28.00 cash per share merger consideration represents a premium of approximately 72% to the closing price of our common stock on September 21, 2004, the last trading day before the public announcement of the signing of the merger agreement.

      The board of directors of Onyx carefully considered and evaluated the merger, and after undertaking a comprehensive strategic review with the objective of maximizing stockholder value, the board of directors of Onyx determined that an acquisition of Onyx by Capital One Auto Finance is advisable and in the best interests of Onyx stockholders. The board of directors of Onyx received an opinion from Relational Advisors LLC, dated September 20, 2004, stating that the $28.00 per share to be received by Onyx stockholders in the merger is fair to Onyx stockholders from a financial point of view.

      The merger cannot be completed unless Onyx stockholders holding a majority of the outstanding shares of Onyx common stock entitled to vote at the special meeting of stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

      The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger and provide specific information concerning the special meeting. Please read these materials, along with the annexes attached to the proxy statement, carefully.

      Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card or vote by telephone or over the Internet, whether or not you plan to attend the special meeting in person. If you abstain or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as voting against the merger.

      THE BOARD OF DIRECTORS OF ONYX HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

      Please do not send your stock certificates to us at this time.

      On behalf of the board of directors of Onyx, I thank you in advance for your participation in this matter.

On behalf of your board of directors,

THOMAS C. STICKEL
Chairman of the Board

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Onyx Acceptance Corporation’s Stockholders:

      A special meeting of stockholders of Onyx Acceptance Corporation (“Onyx”) will be held on January 6, 2005 at 10:00 a.m., Pacific Standard Time, at the corporate headquarters of Onyx Acceptance Corporation, located at 27051 Towne Centre Drive, Foothill Ranch, California 92610.

      Onyx stockholders of record at the close of business on November 17, 2004 will be entitled to attend and vote at the special meeting. At the special meeting, stockholders will vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2004, by and among Capital One Auto Finance, Inc., Foothill Services Corporation, a wholly owned subsidiary of Capital One Auto Finance, and Onyx Acceptance Corporation, providing for the acquisition of Onyx by Capital One Auto Finance and the other transactions contemplated by the merger agreement.

      A complete list of Onyx stockholders as of the record date will be open to examination by any Onyx stockholder for any purpose germane to the special meeting between the hours of 9:00 a.m. and 4:30 p.m., Pacific Standard Time, at the principal executive offices of Onyx located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, on each business day for ten days prior to the special meeting. The list will also be available at the special meeting and may be inspected by any Onyx stockholder who is present.

      The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully, including the attached annexes. This Notice of Special Meeting of Stockholders, the accompanying proxy statement and proxy card are being mailed to stockholders entitled to notice of, and to vote at, the special meeting, on or about November 24, 2004.

Sincerely,

MICHAEL A. KRAHELSKI
Executive Vice President, General Counsel
and Secretary

Foothill Ranch, CA

November 24, 2004

IMPORTANT

      Your vote is important. To assure your votes are counted at the special meeting, please mark, sign, date and return the enclosed proxy card in the enclosed return envelope today, whether or not you plan to attend the special meeting in person. No postage is required if mailed in the United States.

      You may also vote by telephone or over the Internet. For instructions on telephone or Internet voting, please see the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee who may hold your Onyx shares on your behalf.

      If your Onyx shares are not registered in your own name and you would like to attend the special meeting, please bring evidence of your Onyx share ownership with you to the special meeting. You should be able to obtain evidence of your Onyx share ownership from the broker, dealer, trustee, bank or other nominee who holds your Onyx shares on your behalf.

      If you do attend the special meeting, you may then withdraw your proxy and vote in person.

FORWARD LOOKING STATEMENTS
SUMMARY TERM SHEET
The Companies (Page 18)
Market Price and Dividend Data
The Special Meeting of Stockholders (Page 15)
The Merger (Page 19)
The Merger Agreement (Page 33)
Voting Agreements (Page 45 and Annex D)
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
THE SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place
Purpose of the Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Voting by Our Directors, Executive Officers and Certain Stockholders
Voting of Proxies
Revocability of Proxies
Adjournments or Postponements
Solicitation of Proxies
Householding of Proxy Materials
THE COMPANIES
Onyx Acceptance Corporation
Capital One Auto Finance, Inc.
Foothill Services Corporation
THE MERGER
Background of the Merger
Reasons for the Merger and Recommendation of Our Board of Directors
Opinion of Relational Advisors LLC
Interests of Onyx’s Directors and Executive Officers in the Merger
Appraisal Rights
Source of Funds
Delisting and Deregistration of Our Common Stock
Material United States Federal Income Tax Consequences of the Merger
Regulatory Approvals
Past Contacts, Transactions or Negotiations
THE MERGER AGREEMENT
Form of the Merger
Effective Time of the Merger
Directors and Officers of Surviving Corporation
Merger Consideration
Effect on Stock Options
Exchange of Shares for Cash; Procedures for Submitting Certificates
Conditions to the Merger
Termination of the Merger Agreement
Expenses and Fees
No Solicitation by Onyx
Representations and Warranties
Covenants Under the Merger Agreement
Amendment and Waiver
Assignment
VOTING AGREEMENTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

i

ii

27051 Towne Centre Drive

Foothill Ranch, California 92610

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

      The board of directors of Onyx Acceptance Corporation solicits the accompanying proxy to be voted at the special meeting of stockholders to be held on January 6, 2005, at 10:00 a.m., Pacific Standard Time, at the principal executive offices of Onyx located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, and at any adjournments or postponements of the special meeting. In this proxy statement, unless the context requires otherwise, references to “we,” “us,” “our” or “Onyx,” refer to Onyx Acceptance Corporation and its consolidated subsidiaries.

      Our principal executive offices are located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, telephone number (949) 465-3500. The approximate date on which this proxy statement, the accompanying Notice of Special Meeting of Stockholders and proxy card were sent or given to our stockholders entitled to notice of, and to vote at, the special meeting, is November 24, 2004.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 24, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date unless such information is expressly provided as of another date. Neither the mailing of this proxy statement to stockholders nor the payment of cash in the merger creates any implication to the contrary.

      Capital One Auto Finance, Inc. has supplied all information contained in this proxy statement relating to Capital One Auto Finance, Capital One Financial Corporation, its parent, and Foothill Services Corporation, its acquisition subsidiary, and Onyx has supplied all other information contained in this proxy statement, including all information relating to Onyx.

FORWARD LOOKING STATEMENTS

      Certain statements in this proxy statement relating to the proposed acquisition of Onyx Acceptance Corporation by Capital One Auto Finance, Inc. contain or are based on “forward-looking” information (that Onyx believes to be within the definition of such term in the Private Securities Litigation Reform Act of 1995, as amended) and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plan,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.

      These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation, the following risks and uncertainties:

•	not all of the conditions to the closing of the merger, including the receipt of the approval of the stockholders of Onyx holding a majority of the outstanding shares entitled to vote at the special meeting of our stockholders and the receipt of necessary governmental approvals, may be fulfilled;

•	if the merger agreement is terminated under certain circumstances set forth in the merger agreement, the requirement to pay a termination fee of $9,000,000 in cash to Capital One Auto Finance could adversely affect our business, financial condition and results of operations;

•	legislative or regulatory changes may adversely affect the businesses in which we are engaged;

•	potential or actual litigation may challenge the proposed transaction;

•	general economic, financial and business conditions may make the merger infeasible; and

•	changes in tax laws, and actions of U.S., foreign and local governments, may make the merger less desirable.

      Certain other risk factors are more fully discussed in the section entitled “Risk Factors” in Onyx’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004 and from time to time in Onyx’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

      The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement and Onyx, Capital One Auto Finance and Foothill Services Corporation undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. See “Where You Can Find More Information.” The Agreement and Plan of Merger, dated as of September 21, 2004, by and among Capital One Auto Finance, Inc., Foothill Services Corporation, a wholly-owned subsidiary of Capital One Auto Finance, Inc., and Onyx is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Companies (Page 18)

•	Onyx Acceptance Corporation (Page 18). Onyx Acceptance Corporation, a Delaware corporation, is a specialized consumer finance company engaged in the purchase, warehousing, securitization and servicing of motor vehicle retail installment contracts originated by franchised and select independent automobile dealerships. We were founded in August 1993 by a team of executives with extensive automobile finance experience in the major aspects of prime and near-prime auto lending, including underwriting, servicing, information systems implementation, interest rate management, securitizations and auto dealer center management. We focus our efforts on acquiring prime and near-prime contracts collateralized by late model used and, to a lesser extent, new motor vehicles, entered into with purchasers whom we believe have a favorable credit profile. Since commencing the purchase, origination and servicing of contracts in February 1994 through September 30, 2004, we have purchased or originated approximately $11.6 billion in contracts, have completed 37 securitizations and currently have an active dealer base of approximately 13,000 dealerships. We have expanded our operations from a single office in Orange County, California to a network of auto finance centers serving most regions of the United States. Our principal executive offices are located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, and our telephone number is (949) 465-3500.

•	Capital One Auto Finance, Inc. (Page 18). Capital One Auto Finance, Inc., a Texas corporation, is a wholly-owned subsidiary of Capital One Financial Corporation, a Delaware corporation whose common stock is traded on the New York Stock Exchange. Capital One Financial Corporation is a bank holding company whose subsidiaries market a variety of consumer financial products and services. Capital One Auto Finance, Inc. offers automobile and other motor vehicle financing products. Capital One Auto Finance’s principal executive offices are located at 3901 Dallas Parkway, Plano, Texas 75093, and its telephone number is (469) 241-7000.

•	Foothill Services Corporation (Page 19). Foothill Services Corporation, a Delaware corporation, is a wholly owned subsidiary of Capital One Auto Finance. Foothill Services Corporation has not conducted any business operations other than in connection with entering into and performing its obligations under the merger agreement. Foothill Services Corporation’s principal executive offices are located c/o Capital One Auto Finance, Inc., 3901 Dallas Parkway, Plano, Texas 75093, and its telephone number is (469) 241-7000.

Market Price and Dividend Data

•	Our common stock is quoted for trading on The Nasdaq National Market under the symbol “ONYX.” On September 21, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $16.30 per share. On November 16, 2004, the last full trading day prior to the record date, our common stock closed at $27.69 per share. The average daily closing price of our common stock over the last 30 trading days ended September 21, 2004 was $16.05.

•	We declared and paid a cash dividend on our common stock of $0.10 per share for the quarter ended March 31, 2004, and we declared and paid a cash dividend on our common stock of $0.25 per share for the quarter ended June 30, 2004. Furthermore, as permitted by the merger agreement, since our net income for the quarter ending September 30, 2004 was more than $4.13 million, on October 26, 2004 we declared a cash dividend of $0.25 per share, which was paid on November 22, 2004 for stockholders of record as of November 8, 2004. Prior to 2004, we had not declared or paid any cash dividends on our common stock.

The Special Meeting of Stockholders (Page 15)

•	Date, Time and Place (Page 15). A special meeting of stockholders will be held on January 6, 2005, at 10:00 a.m., Pacific Standard Time, at Onyx’s corporate headquarters, located at 27051 Towne Centre Drive, Foothill Ranch, California 92610.

•	Purpose of the Special Meeting (Page 15). At the special meeting, we will ask you to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

•	Record Date; Stock Entitled to Vote (Page 15). You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 17, 2004, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 5,551,629 shares of our common stock entitled to be voted at the special meeting, of which a total of 1,393,800 are beneficially owned by our directors and executive officers. Eleven employees of Onyx holding an aggregate of 789,425 shares have agreed to vote their shares in favor of the merger pursuant to certain voting agreements, a form of which is attached to this proxy statement as Annex D.

•	Quorum (Page 15). The holders of a majority of the outstanding shares of common stock entitled to vote at meetings of stockholders must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote, and does not vote, on a matter but which otherwise submits a validly executed proxy) for the purpose of establishing a quorum. If at any time less than a quorum is present at the special meeting, it is expected that the special meeting will be adjourned or postponed until such time as a quorum is present.

•	Vote Required (Page 15). Assuming a quorum is present, the affirmative vote of the shares of our common stock representing a majority of the outstanding shares entitled to vote at the special meeting is required to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Merger (Page 19)

      The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this summary regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this proxy statement.

•	Opinion of Relational Advisors LLC (Page 22 and Annex B). On September 20, 2004, Relational Advisors LLC delivered a written opinion to our board of directors, to the effect that, as of the date of that opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of our common stock in the merger is fair, from a financial point of view, to such holders. The full text of the written opinion of Relational Advisors LLC, dated September 20, 2004, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We urge you to read that opinion carefully and in its entirety. The opinion was provided solely for the information and assistance of Onyx’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement, and it does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger.

•	Reasons for the Merger and Recommendation of Our Board of Directors (Page 20). After an evaluation of certain business, financial and market factors and consultation with our legal advisors, and upon consideration of the opinion from Relational Advisors LLC, our board of directors has unanimously determined that the merger and the terms of the merger are advisable, fair to and in the best interests of our stockholders, has unanimously approved the merger agreement and unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

•	Interests of Onyx’s Directors and Executive Officers in the Merger (Page 26). In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of Onyx stockholders generally, including those listed below:

–	The merger agreement provides that each outstanding option to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended) (the “1996 plan”) will become fully vested and exercisable in accordance with the terms of the 1996 plan as of immediately prior to the effective time of the merger, and the holders of such options will be permitted to exercise such options as of immediately prior to the effective time. Our directors and executive officers hold options to purchase our common stock, which will entitle those holders to cash payments aggregating approximately $29.1 million, which represents the product of (i) the total number of shares of our common stock for which the stock options held by all of our directors and executive officers are exercisable and (ii) the excess of the $28.00 per share merger consideration over the applicable per share exercise price of such stock options. Each option issued and outstanding under the 1996 plan or under any of our other stock option plans that is vested and exercisable prior to the effective time of the merger may be exercised prior to the effective time in accordance with the terms of such option and the applicable stock option plan. Any option to purchase shares of Onyx common stock issued and outstanding under any of our stock option plans at the effective time of the merger which has not been exercised prior to the effective time will be cancelled as of the effective time without payment thereon.

–	In connection with the execution of the merger agreement, certain of our executive officers have entered into employment or retention agreements that contain terms favorable to such executive officers, which terms include (i) the payment of retention amounts in an aggregate amount of approximately $2,350,000 and (ii) assurances of continued employment. Under his employment agreement, John W. Hall is entitled to receive, among other things, a retention amount of $750,000 payable during the two year term of the agreement, an annual cash incentive of up to $450,000, and, subject to the approval of the compensation committee of the board of directors of Capital One Financial Corporation, 12,000 shares of restricted stock of Capital One Financial Corporation or a bonus equivalent to the cash value of such shares. If Mr. Hall’s employment contract is terminated by Capital One Auto Finance for cause during the employment period, Mr. Hall will be entitled to receive, among other things, a severance payment equal to his annual base salary. If Mr. Hall’s employment contract is terminated by Mr. Hall for good reason or by Capital One Auto Finance upon the death or disability of Mr. Hall, in each case, during the two year period following the merger, or by Capital One Auto Finance without cause at any time following the merger, Mr. Hall will be entitled to a severance payment equal to his base salary for the remainder of the two-year term of his employment agreement or for a period of 18 months, whichever is greater, and payment of any unpaid retention amount. If the employment of any other executive officer subject to a retention agreement is terminated, other than for cause, or if such executive officer leaves for good reason, or dies or becomes disabled, such executive officer will be entitled to receive, among other things, any and all portions of his or her respective retention amount that has not previously been paid to such executive officer and such executive officer’s base salary at the time of termination continued throughout the remainder of such executive officer’s retention period.

–	From and after the effective time of the merger, Capital One Auto Finance will cause the surviving corporation of the merger, Onyx, to indemnify and hold harmless all past and present officers and directors of Onyx and its subsidiaries, to the full extent such persons may be indemnified by Onyx pursuant to Onyx’s charter and bylaws, as in effect immediately prior to the effective time, and under applicable laws, for acts or omissions occurring at or prior to the effective time. Furthermore, Capital One Auto Finance will maintain, or will cause Onyx to maintain, our current directors’ and officers’ insurance policy for a period of six years following the effective time of the merger, subject only to certain maximum premium payment thresholds.

–	Certain of our executive officers will be paid closing bonuses prior to the effective time of the merger in the aggregate amount of $315,000.

•	Appraisal Rights (Page 29 and Annex C). You have the right under Delaware law to demand an appraisal by the Court of Chancery of the State of Delaware of the fair value of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock in the event the merger is completed. The fair value of your shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must not vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his or her appraisal rights solely by abstaining if the stockholder satisfies all other provisions of Section 262 of the DGCL. If you do not follow these specific procedures, you may lose your appraisal rights. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If stockholders holding more than 5% of the shares of our common stock outstanding immediately prior to the effective time of the merger elect to exercise their appraisal rights, Capital One Auto Finance will have the right to terminate the merger agreement.

•	Source of Funds (Page 31). Capital One Auto Finance will be provided funding from Capital One Financial Corporation’s existing cash reserves to fund the aggregate merger consideration.

•	Delisting and Deregistration of Our Common Stock (Page 31). If the merger is completed, our common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, at the effective time of the merger.

•	Material United States Federal Income Tax Consequences of the Merger (Page 31). The merger will be a taxable transaction for United States federal income tax purposes that will generally be treated as a sale or exchange by stockholders of shares of our common stock for the cash merger consideration. Any gain or loss recognized by a stockholder in the merger will generally be capital gain or loss, depending on an individual stockholder’s holding period and other factors. Tax matters can be complicated, and the tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws, will depend on the facts of your own situation. You are encouraged to consult your own tax advisor to understand fully the tax consequences of the merger to you.

•	Regulatory Approvals (Page 33). The Bank Holding Company Act of 1956, as amended, and Regulation Y of the Federal Reserve Board, prohibit us from completing the merger until (i) Capital One Financial Corporation has furnished certain information and materials to the Federal Reserve Board and (ii) the Federal Reserve Board has approved the merger. At least 30 days before the effective time of the merger, Capital One Financial Corporation must file with each of the Antitrust Division of the Department of Justice and the Federal Trade Commission a duplicate copy of the notice filed by Capital One Financial Corporation with the Federal Reserve Board. Furthermore, prior to the effective time of the merger, Capital One Financial Corporation, Capital One Auto Finance or Onyx may be required to submit notices to, and obtain approvals from, certain state governmental entities that regulate activities of Capital One Financial Corporation, Capital One Auto Finance or Onyx, including state banking regulatory authorities and state governmental entities that issue sales finance licenses that Onyx or its subsidiaries are required to hold. Finally, the completion of the merger is subject to compliance with applicable laws of the State of Delaware.

The Merger Agreement (Page 33)

•	Form of the Merger (Page 33). At the effective time of the merger, Foothill Services Corporation, a wholly owned subsidiary of Capital One Auto Finance and a party to the merger agreement, will merge with and into Onyx. Onyx will survive the merger as a wholly owned subsidiary of Capital One Auto Finance.

•	Effective Time of the Merger (Page 34). The merger will become effective upon the filing and acceptance for recording of a certificate of merger with the Secretary of State of the State of Delaware. The filing of the certificate of merger will be made on the date of the closing of the merger.

•	Merger Consideration (Page 34). If the merger is completed, you will receive $28.00 in cash, without interest, in exchange for each share of our common stock that you own at the effective time of the merger, unless you perfect and exercise your appraisal rights. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any other rights as an Onyx stockholder. Our stockholders will receive the merger consideration after exchanging their Onyx stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders as soon as practicable after the effective time of the merger. The price of $28.00 per share was determined through arm’s-length negotiations between Capital One Auto Finance and us.

•	Effect on Stock Options (Page 34). Each issued and outstanding option to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended) will become fully vested and exercisable in accordance with the terms of the 1996 plan as of immediately prior to the effective time of the merger, and the holders of such options will be permitted to exercise such options as of immediately prior to the effective time. The holders of such options who elect to exercise such options as of immediately prior to the effective time will be entitled to receive a cash payment equal to the number of shares of Onyx common stock for which each such option is then exercisable multiplied by $28.00 per share, less the aggregate exercise price of each such option. All amounts payable to such option holders will be treated as compensation and will be paid net of any amounts required to be withheld pursuant to any applicable tax withholding requirements. Each option issued and outstanding under the 1996 plan or under any of our other stock option plans that is vested and exercisable prior to the effective time of the merger may be exercised prior to the effective time in accordance with the terms of such option and the applicable stock option plan. Any option to purchase shares of Onyx common stock issued and outstanding under any of our stock option plans at the effective time of the merger which has not been exercised prior to the effective time will be cancelled as of the effective time without payment thereon.

•	Conditions to the Merger (Page 35). The parties’ obligations to effect the merger are subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time of the merger, of the following conditions, among others:

–	our stockholders holding at least a majority of our outstanding shares of common stock entitled to vote at the special meeting of stockholders must approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement;

–	Capital One Financial Corporation must file with the Federal Reserve Board the notice required in connection with the merger under the Bank Holding Company Act of 1956, as amended, and Regulation Y of the Federal Reserve Board, and the Federal Reserve Board must approve the merger;

–	at least 30 days before the effective time of the merger, Capital One Financial Corporation must file with each of the Antitrust Division of the Department of Justice and the Federal Trade Commission a duplicate copy of the notice filed by Capital One Financial Corporation with the Federal Reserve Board;

–	all other governmental waivers, consents, orders and approvals, the failure of which to obtain would make the merger or any of the other transactions contemplated by the merger agreement illegal or would have a material adverse effect on Capital One Auto Finance (assuming the merger had taken place), must have been obtained;

–	there must be no law, rule, regulation, executive order, decree, injunction or other order in effect at the effective time of the merger that has the effect of making the merger or any of the other transactions contemplated by the merger agreement illegal;

–	the parties to the merger agreement must have performed in all material respects each of their respective agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger;

–	each of the representations and warranties of the respective parties contained in the merger agreement must be true and correct on and as of the effective time of the merger (subject to certain materiality qualifiers);

–	we must receive consents or approvals from certain non-governmental entities whose consent or approval is required in connection with the merger under certain agreements by which we are bound;

–	an estoppel certificate from the landlord of our corporate headquarters located in Foothill Ranch, California must have been received; and

–	holders of more than 5% of the shares of our common stock issued and outstanding immediately prior to the effective time of the merger must not have properly demanded an appraisal of their shares under Delaware law prior to the effective time of the merger.

•	Termination of the Merger Agreement (Page 38). The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after any approval of the matters presented in connection with the merger by our stockholders:

–	by mutual written consent of Capital One Auto Finance and us;

–	by either us or Capital One Auto Finance, if (i) the other party fails to comply in any material respect with any of its covenants or agreements under the merger agreement and does not cure such default within 30 business days following the other party’s receipt of the non-defaulting party’s written notice of such default; (ii) there is a material breach by the other party of any of its respective representations or warranties contained in the merger agreement, which breach is not cured within 30 business days following the other party’s receipt of the non-breaching party’s written notice of such breach; (iii) the merger has not been effected on or before the close of business on March 20, 2005; (iv) there is a final and non-appealable court order permanently enjoining, restraining or otherwise prohibiting the consummation of the merger; or (v) our stockholders do not approve the merger agreement;

–	by us, if our board of directors provides written notice to Capital One Auto Finance that our board of directors has determined that a takeover proposal involving us by a third party constitutes a superior proposal; or

–	by Capital One Auto Finance, if (i) our board of directors has adversely modified or withdrawn its recommendation, approval or adoption of the merger or the merger agreement, or has resolved to do so; (ii) any person (other than Capital One Auto Finance or its affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of our common stock; (iii) our board of directors recommends to our stockholders any takeover proposal involving us by a third party or has resolved to do so; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of our capital stock is commenced, and our board of directors fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by our stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders).

•	Expenses and Fees (Page 39).

–	Termination Fee. We must pay Capital One Auto Finance an amount equal to $9,000,000 in cash if the merger agreement is terminated: (i) by us after our board of directors has provided written notice to Capital One Auto Finance that our board has determined that a takeover proposal involving us by a third party constitutes a superior proposal; (ii) by Capital One Auto Finance after our board of directors has adversely modified or withdrawn its recommendation, approval or adoption of the merger or the merger agreement, or has resolved to do so; (iii) by Capital One Auto Finance after any person (other than Capital One Auto Finance or its affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of our common stock; (iv) by Capital One Auto Finance after our board of directors recommends to our stockholders any takeover proposal involving us by a third party, or has resolved to do so; (v) by Capital One Auto Finance after a tender offer or exchange offer for 20% or more of the outstanding shares of our capital stock is commenced, and our board of directors fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by our stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders); (vi) by either us or Capital One Auto Finance after the merger fails to receive approval by the requisite vote of our stockholders at the special meeting and a takeover proposal involving us by a third party was made prior to the time of the special meeting or any adjournment or postponement thereof or is announced within 180 days thereafter; (vii) by either us or Capital One Auto Finance after the merger has not been effected on or before the close of business on March 20, 2005, and a takeover proposal involving us by a third party was made prior to such termination and was a contributing cause of such failure to effect the merger by such date; (viii) by Capital One Auto Finance after we fail to comply in any material respect with any of our covenants or agreements contained in the merger agreement and do not cure such default within 30 business days following our receipt of Capital One Auto Finance’s written notice of such default; or (ix) by Capital One Auto Finance after there is a material breach of any of our representations or warranties contained in the merger agreement, which breach is not cured within 30 business days following our receipt of Capital One Auto Finance’s written notice of such breach.

Capital One Auto Finance must pay us an amount equal to $9,000,000 in cash if the merger agreement is terminated: (i) by us after Capital One Auto Finance fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement and does not cure such default within 30 business days following Capital One Auto Finance’s receipt of our written notice of such default; or (ii) by us after there is a material breach of any representations or warranties of Capital One Auto Finance or Foothill Services Corporation contained in the merger agreement, which breach is not cured within 30 business days following Capital One Auto Finance’s receipt of our written notice of such breach.

–	Expenses. Other than the termination fees described above, the parties to the merger agreement will bear their respective costs and expenses incurred in connection with the merger agreement, whether or not the merger is consummated, except that all printing and mailing expenses and all filing fees and all fees and expenses incurred with respect to communication with our stockholders and option holders in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid 50% by Capital One Auto Finance and 50% by us.

•	No Solicitation by Onyx (Page 40). The merger agreement contains non-solicitation provisions which prohibit us and our subsidiaries from soliciting or engaging in discussions or negotiations regarding a takeover proposal involving us by a third party. Notwithstanding these limitations, nothing in the merger agreement prevents us or our board of directors from complying with Rules 14-d(9) and 14-e(2) under the Securities Exchange Act of 1934, as amended, or publicly disclosing the existence of a takeover proposal involving us by a third party to the extent required by applicable law. Furthermore, the merger agreement provides that if we receive an unsolicited bona fide takeover proposal involving us by a third party, we may furnish non-public information to and enter into discussions or negotiations with such third party if (i) our board of directors believes in good faith that failing to take such action would violate its fiduciary duties to our stockholders under applicable law and (ii) prior to taking such action, the board of directors receives from such third party a confidentiality agreement similar in form and substance to the Confidentiality Agreement, dated July 26, 2004, between Capital One Financial Corporation and us. We are obligated to advise Capital One Auto Finance as promptly as practicable of (i) any takeover proposal involving us by a third party and (ii) the material terms of such takeover proposal and any material changes to such proposal.

Voting Agreements (Page 45 and Annex D)

      John W. Hall, our president and chief executive officer and one of our directors; Don P. Duffy, an executive vice president and our chief financial officer and one of our directors; Frank L. Marraccino, an executive vice president; Todd A. Pierson, an executive vice president and our chief operating officer; Vincent M. Scardina, an executive vice president and our treasurer; David G. MacInnis, our executive vice president of loan servicing; Michael A. Krahelski, an executive vice president, our secretary and general counsel; Rosie Hokanson, a senior vice president and our director of human resources; Gerald Wilkins, a vice president and our controller; Andy Sturm, a senior vice president and our chief information officer; and Steve Baldwin, a vice president; who collectively held 789,425 shares, representing approximately 14% of the outstanding shares of our common stock as of the record date, have entered into voting agreements with Capital One Auto Finance. Pursuant to these voting agreements, each such stockholder has agreed, among other things, to vote or cause to be voted all shares of our common stock over which such stockholder has voting power (i) in favor of approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement and (ii) against any takeover proposal involving us by a third party and any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the merger and the other transactions contemplated by the merger agreement. Each such stockholder further agreed not to sell or transfer the shares of our common stock held by such stockholder prior to the termination of such stockholder’s voting agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

      The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed transaction and the special meeting of Onyx stockholders. You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q: Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because as of the close of business on November 17, 2004 you owned shares of common stock of Onyx. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information about these issues so that you can make an informed decision.

Q: What am I voting on?

A:	You are being asked to consider and vote to approve and adopt the merger agreement, pursuant to which Capital One Auto Finance will acquire Onyx through the merger of a wholly owned subsidiary of Capital One Auto Finance with and into Onyx, and the other transactions contemplated thereby. As a result of the merger, Onyx will become a wholly owned subsidiary of Capital One Auto Finance.

Q: What will Onyx stockholders receive in the merger?

A:	In the merger, each outstanding share of Onyx common stock will be converted into the right to receive $28.00 in cash, without interest, unless you perfect and exercise your appraisal rights set forth below. Onyx stockholders will not have the option to receive Capital One Financial Corporation common stock in exchange for their shares of Onyx common stock instead of cash. Onyx stockholders as of the record date for the special meeting will have appraisal rights with respect to their shares of Onyx common stock. The shares of Onyx common stock held by those stockholders who properly follow the procedures necessary to exercise their appraisal rights will not be immediately converted into the right to receive $28.00 in cash, without interest, but rather will be entitled to have their shares of our common stock appraised and receive the “fair value” of the shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration the stockholders would otherwise be entitled to receive under the merger agreement.

Q: What will happen to outstanding and previously unexercised stock options?

A:	Each issued and outstanding option to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended) will become fully vested and exercisable in accordance with the terms of the 1996 plan as of immediately prior to the effective time of the merger, and the holders of such options will be permitted to exercise such options as of immediately prior to the effective time. The holders of such options who elect to exercise such options as of immediately prior to the effective time will be entitled to receive a cash payment equal to the number of shares of Onyx common stock for which each such option is then exercisable multiplied by $28.00 per share, less the aggregate exercise price of each such option (and net of any amounts required to be withheld pursuant to any applicable tax withholding requirements). Each option issued and outstanding under the 1996 plan or under any of our other stock option plans that is vested and exercisable prior to the effective time of the merger may be exercised prior to the effective time in accordance with the terms of such option and the applicable stock option plan. Any option to purchase shares of Onyx common stock issued and outstanding under any of our stock option plans at the effective time of the merger which has not been exercised prior to the effective time will be cancelled as of the effective time without payment thereon.

Q: What will happen to my shares of Onyx common stock after the merger?

A:	Following consummation of the merger, your shares of our common stock will represent solely the right to receive the merger consideration of $28.00 per share in cash, without interest, unless you perfect and exercise your appraisal rights, and trading in our common stock on The Nasdaq National Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as soon as we are legally allowed to do so.

Q:	Does Capital One Auto Finance have the financial resources to pay the aggregate merger consideration?

A:	The aggregate consideration payable to our stockholders and option holders in the merger is approximately $190,790,779. Capital One Auto Finance has advised us that the aggregate merger consideration will be funded from Capital One Financial Corporation’s existing cash reserves. There is no financing condition to the consummation of the merger.

Q: Will the merger be taxable to Onyx stockholders?

A:	Yes. The merger is a taxable transaction and, for U.S. federal income tax purposes, will generally be treated as a sale of your shares of our common stock in exchange for the consideration you receive in the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 31 for a more complete discussion of the U.S. federal income tax consequences of the merger. We also urge you to consult your own tax advisors to determine the effect of the merger on you under applicable federal, state, local and foreign tax laws.

Q: When will the merger be completed and when will payment be received?

A:	The effective time of the merger will occur no later than the second business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement or at such other time as the parties may agree. We are working toward completing the merger as quickly as possible. We believe that the merger will be completed during the first quarter of 2005. However, the merger cannot be completed without first receiving the approval of the Onyx stockholders as described in this proxy statement. In addition, (i) Capital One Financial Corporation must furnish certain information and materials to the Federal Reserve Board, and the merger must be approved by the Federal Reserve Board, (ii) at least 30 days before the effective time of the merger, Capital One Financial Corporation must file with each of the Antitrust Division of the Department of Justice and the Federal Trade Commission a duplicate copy of the notice filed by Capital One Financial Corporation with the Federal Reserve Board, and (iii) prior to the effective time of the merger, Capital One Financial Corporation, Capital One Auto Finance or Onyx may be required to submit notices to, and obtain approvals from, certain state governmental entities that regulate activities of Capital One Financial Corporation, Capital One Auto Finance or Onyx, including state banking regulatory authorities and state governmental entities that issue sales finance licenses that Onyx or its subsidiaries are required to hold. Detailed instructions with regard to the surrender of your stock certificates, together with a letter of transmittal, will be mailed to you promptly following the completion of the merger. You should not submit your certificates to us or the paying agent until you have received these materials. The paying agent will send payment for your shares promptly after the paying agent receives your stock certificates and other required documents.

Q: Who is entitled to vote at the special meeting of stockholders?

A:	Holders of record of shares of Onyx common stock as of the close of business on November 17, 2004 are entitled to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q: When and where is the special meeting of stockholders?

A:	The special meeting of stockholders will be held on January 6, 2005 at 10:00 a.m., Pacific Standard Time, at Onyx’s corporate headquarters, located at 27051 Towne Centre Drive, Foothill Ranch, California 92610.

Q:	What stockholder approval is required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement?

A:	Assuming a quorum is present at the special meeting of stockholders, the affirmative vote of the shares of our common stock representing a majority of the outstanding shares entitled to vote at the special meeting is required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Q: Does Onyx’s board of directors recommend the approval and adoption of the merger agreement?

A:	Yes. Onyx’s board of directors unanimously recommends that Onyx stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Onyx’s board of directors considered many factors in deciding to recommend the approval and adoption of the merger agreement, including, among others, other available strategic alternatives, the opinion of Relational Advisors LLC and the premium offered by Capital One Auto Finance to the market price of Onyx common stock at the time our board of directors decided to recommend to our stockholders the approval and adoption of the merger agreement. The $28.00 cash per share merger consideration represents a premium of approximately 72% to the closing price of our common stock on September 21, 2004, the last trading day before the public announcement of the signing of the merger agreement.

Q: Did Onyx’s board of directors retain an advisor to obtain a fairness opinion?

A:	Yes. Onyx’s board of directors retained Relational Advisors LLC to deliver a fairness opinion to the board of directors in connection with its meeting to consider the merger.

Q: Where can I learn more about Capital One Auto Finance and Onyx?

A:	Onyx and Capital One Financial Corporation, the parent of Capital One Auto Finance, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Onyx and Capital One Financial Corporation file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Q: Whom should I contact if I have questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or Georgeson Shareholder Communications Inc., our proxy solicitor, as follows:

Onyx Acceptance Corporation Attn: Michael A. Krahelski, Executive Vice President General Counsel and Secretary 27051 Towne Centre Drive Foothill Ranch, California 92610 (949) 465-3658	or	Georgeson Shareholder Communications Inc. 17 State Street 10th Floor New York, New York 10004 (888) 264-7035

Q: Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, if you do not vote in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement and comply with the appropriate Delaware law procedures. You should read “The Merger — Appraisal

Rights” beginning on page 29 and Annex C to this proxy statement for a more complete discussion of your appraisal rights.

Q: What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or cast your vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your Onyx shares on your behalf, as soon as possible so that your shares can be voted at the special meeting.

Q: What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger.

Q: May I vote in person?

A:	Yes. You may vote in person at the special meeting, rather than signing and returning your proxy card, if you own shares in your own name. Provided that you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the special meeting, you may also vote in person at the special meeting if your shares are held in “street name” through a broker, dealer, trustee, bank or other nominee. You may also be asked to present photo identification for admittance.

Q: May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can mark, sign, date and return a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you voted by telephone or via the Internet, you may also revoke your proxy by voting again by telephone or via the Internet. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the instructions provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q: Who is soliciting my proxy?

A:	The board of directors of Onyx is soliciting your proxy. Officers and other employees of Onyx may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. In addition, Georgeson Shareholder Communications Inc. is aiding us in the solicitation of proxies. Georgeson will receive a base fee of $6,500 plus out-of-pocket expenses for its proxy solicitation services performed on our behalf.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $28.00 per share in cash, without interest, unless you exercise and perfect your appraisal rights.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

      We will hold the special meeting on January 6, 2005 at 10:00 a.m., Pacific Standard Time, at Onyx’s corporate headquarters, located at 27051 Towne Centre Drive, Foothill Ranch, California 92610.

Purpose of the Special Meeting

      At the special meeting, we will ask you to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Onyx’s board of directors unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (iii) recommended that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of shares of our common stock at the close of business on November 17, 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 5,551,629 shares of our common stock were issued and outstanding and held by approximately 31 holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

      The holders of a majority of the outstanding shares of common stock must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote, and does not vote, on a matter but which otherwise submits a validly executed proxy) for the purpose of establishing a quorum. If a quorum is present at the special meeting, the quorum cannot be broken by the withdrawal of enough stockholders to leave less than a quorum and the remaining stockholders may continue to transact business until adjournment. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting, or if no stockholder entitled to vote is present at the meeting, any officer of Onyx, may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

      The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of shares of our common stock representing a majority of the outstanding shares of our common stock entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Voting by Our Directors, Executive Officers and Certain Stockholders

      At the close of business on the record date, our directors and executive officers were entitled to vote 1,393,800 shares of our common stock, representing approximately 25% of the outstanding shares of our common stock on that date. Under the terms of voting agreements entered into in conjunction with the merger agreement, John W. Hall, our president and our chief executive officer and one of our directors; Don P. Duffy, an executive vice president and our chief financial officer and one of our directors; Frank L. Marraccino, an executive vice president; Todd A. Pierson, an executive vice president and our chief operating officer; Vincent M. Scardina, an executive vice president and our treasurer; David G.

MacInnis, our executive vice president of loan servicing; Michael A. Krahelski, an executive vice president, our secretary and general counsel; Rosie Hokanson, a senior vice president and our director of human resources; Gerald Wilkins, a vice president and our controller; Andy Sturm, a senior vice president and our chief information officer; and Steve Baldwin, a vice president; who collectively held 789,425 shares, representing approximately 14% of the outstanding shares of our common stock as of the record date, have entered into voting agreements with Capital One Auto Finance. Pursuant to these voting agreements, each such stockholder has agreed, among other things, to vote or cause to be voted all shares of our common stock over which such stockholder has voting power (i) in favor of approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement and (ii) against any takeover proposal involving us by a third party and any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the merger and the other transactions contemplated by the merger agreement. Each such stockholder further agreed not to sell or transfer the shares of our common stock held by such stockholder prior to the termination of such stockholder’s voting agreement. See “Voting Agreements” on page 45 for additional information regarding the voting agreements.

Voting of Proxies

      You may vote your proxy by Internet, telephone or mail, as explained on the enclosed proxy card. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections of the special meeting can determine that such electronically transmitted proxy was authorized by the stockholder. If your shares are held in the name of a broker, dealer, trustee, bank or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee. You may be asked to present photo identification for admittance to the special meeting if your shares are held in the name of a broker, dealer, trustee, bank or other nominee. The instructions on your proxy card will include the means by which you may vote by Internet or telephone.

      If you vote by mail and the returned proxy card is completed, signed and dated, or if you vote by telephone or the Internet in accordance with the instructions on the enclosed proxy card, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement will be voted in favor of any adjournment or postponement.

      We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents any other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

      Do not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Onyx’s common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Revocability of Proxies

      If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

•	delivering a written notice of revocation to the secretary of Onyx at our principal executive offices;

•	signing and delivering a later-dated proxy or submitting a telephone or Internet proxy at a date after the date of the previously submitted proxy; or

•	voting in person at the special meeting.

      The revocation of your proxy by written notice or your later-dated proxy will be effective only if the secretary of Onyx receives the written notice or later-dated proxy prior to the day of the special meeting or if the inspector of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

      If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from such nominee to change these instructions.

Adjournments or Postponements

      Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by the chairman of the meeting. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, by the chairman of the meeting in his sole discretion. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies or for other reasons, we will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Solicitation of Proxies

      Our board of directors is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Onyx may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. Onyx and Capital One Auto Finance each will bear 50% of all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Stockholders, this proxy statement, the enclosed proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

      We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive a base fee of $6,500 plus out-of-pocket expenses.

Householding of Proxy Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. “Householding” means that only one copy of this proxy statement may have been sent to a household shared by multiple stockholders unless such nominee received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of the document was delivered. All requests should be made to: Onyx Acceptance Corporation, 27051 Towne Centre Drive, Foothill Ranch, California 92610, Attention: Secretary.

THE COMPANIES

Onyx Acceptance Corporation

      Onyx Acceptance Corporation, a Delaware corporation, is a specialized consumer finance company engaged in the purchase, warehousing, securitization and servicing of motor vehicle retail installment contracts originated by franchised and select independent automobile dealerships. We were founded in August 1993 by a team of executives with extensive automobile finance experience in the major aspects of prime and near-prime auto lending, including underwriting, servicing, information systems implementation, interest rate management, securitizations and auto dealer center management. We focus our efforts on acquiring prime and near-prime contracts collateralized by late model used and, to a lesser extent, new motor vehicles, entered into with purchasers whom we believe have a favorable credit profile.

      We operate in a highly competitive market. The automobile finance market has historically been serviced by a variety of financial entities including the captive finance affiliates of major automotive manufacturers and distributors, banks, savings associations, independent finance companies, credit unions and leasing companies. We compete for the purchase of contracts which meet our underwriting criteria on the basis of emphasizing strong relationships with our dealership customer base through our local presence. We support our dealership customer base with expanded service hours, and we believe that our strong personal relationships with, and our level of service to, the dealerships in our customer base provide us with a competitive advantage.

      Since commencing the purchase, origination and servicing of contracts in February 1994 through September 30, 2004, we have purchased or originated approximately $11.6 billion in contracts, have completed 37 securitizations and currently have an active dealer base of approximately 13,000 dealerships. Of these dealerships, approximately 86% are franchised and approximately 14% are independent automobile dealerships. We believe that franchised and select independent automobile dealerships are most likely to provide us with contracts that meet our underwriting standards. Additionally, since we commenced operations in 1994, we have expanded our operations from a single office in Orange County, California to a network of auto finance centers serving most regions of the United States.

      Our principal executive offices are located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, and our telephone number is (949) 465-3500. Additional information regarding Onyx is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 48.

Capital One Auto Finance, Inc.

      Capital One Auto Finance, Inc., a Texas corporation, is a wholly-owned subsidiary of Capital One Financial Corporation, a Delaware corporation whose common stock is traded on the New York Stock Exchange under the ticker symbol “COF.” Capital One Financial Corporation is a bank holding company whose subsidiaries market a variety of consumer financial products and services. Capital One Auto Finance, Inc. offers automobile and other motor vehicle financing products. Capital One Auto Finance purchases retail installment contracts, secured by automobiles or other motor vehicles, through dealer networks throughout the United States. Furthermore, Capital One Auto Finance utilizes direct marketing to offer automobile financing directly to consumers. Direct marketed products of Capital One Auto Finance include financing for the purchase of new and used vehicles, as well as refinancing of existing motor vehicle loans. Capital One Auto Finance’s principal executive offices are located at 3901 Dallas Parkway, Plano, Texas 75093, and its telephone number is (469) 241-7000. Additional information regarding Capital One Financial Corporation is contained in Capital One Financial Corporation’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 48.

Foothill Services Corporation

      Foothill Services Corporation is a newly-formed Delaware corporation and a wholly owned subsidiary of Capital One Auto Finance. Foothill Services Corporation has not conducted any business operations other than in connection with entering into and performing its obligations under the merger agreement. Foothill Services Corporation’s principal executive offices are located at c/o Capital One Auto Finance, Inc., 3901 Dallas Parkway, Plano, Texas 75093, and its telephone number is (469) 241-7000.

THE MERGER

Background of the Merger

      On July 9, 2004, a representative of Capital One Financial Corporation’s financial advisor, Deutsche Bank, contacted John W. Hall, President and Chief Executive Officer of Onyx, to discuss, in general terms, the possibility of an acquisition of Onyx by Capital One Financial Corporation.

      During July 2004, David R. Lawson, President and Chief Executive Officer of Capital One Auto Finance, met with Mr. Hall to discuss Onyx’s business and the possibility that Capital One Financial Corporation might acquire Onyx; Capital One Financial Corporation and Onyx entered into a confidentiality agreement providing for the mutual non-disclosure of confidential information exchanged by Capital One Financial Corporation and Onyx; and Mr. Hall and other senior members of Onyx’s management met with several executives of Capital One Financial Corporation and Capital One Auto Finance to discuss various aspects of their respective companies and the potential synergies that might result from an acquisition of Onyx by Capital One Financial Corporation.

      In late July 2004, another potential buyer in the auto finance industry approached Mr. Hall about a possible transaction and conducted preliminary due diligence related to Onyx.

      On August 4, 2004, Onyx held its regularly scheduled board of directors meeting, at which Mr. Hall briefed the board on the two overtures. The board considered the possibility of a sale and concluded that the timing would be appropriate if a good price could be obtained. It was believed that the best price would most likely be obtained from one of a small number of companies engaged in the auto finance industry and that management should continue discussions with potential bidders.

      In August 2004, management of Onyx held discussions with members of management of Capital One Auto Finance and Capital One Financial Corporation and representatives of the party that approached Onyx in late July and one other interested buyer in the auto finance industry who conducted preliminary due diligence. In addition, two other parties not in the auto finance industry expressed an interest in a transaction with Onyx and one conducted preliminary due diligence. The interested parties other than Capital One Financial Corporation did not submit any formal proposals for a transaction, but certain of these parties discussed general pricing and terms of a transaction. However, no other party was willing to propose a price or terms as favorable as those proposed by Capital One Financial Corporation.

      In early September 2004, management and directors of Onyx held numerous informal discussions regarding the various proposals under consideration. In such discussions, management concluded that the proposal from Capital One Auto Finance was the most favorable for the Onyx stockholders.

      Accordingly, on September 13, 2004, legal counsel for Capital One Financial Corporation distributed a draft Agreement and Plan of Merger to Onyx. Also, on September 13, 2004, Onyx entered into an engagement letter with Relational Advisors LLC to provide a fairness opinion to the board of directors in connection with the merger. On September 13, 14 and 15, 2004, representatives of Capital One Financial Corporation and Capital One Auto Finance conducted a final business and legal due diligence review at Onyx’s Foothill Ranch, California offices and met with representatives of Onyx to discuss certain due diligence matters and request certain additional information.

      Between September 16 and September 21, 2004, Capital One Financial Corporation, Onyx and their respective legal advisors negotiated the terms of the merger agreement.

      On September 20, 2004, the board of directors of Onyx held a special meeting to review, with the advice and assistance of members of Onyx’s management and Relational Advisors LLC, the proposed merger agreement and the transactions contemplated thereby, including the merger. At the meeting, Relational Advisors LLC presented its financial analysis and rendered an oral opinion to the board of directors, confirmed by delivery of a written opinion, dated September 20, 2004, to the effect that as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the cash consideration of $28.00 per share to be received by holders of Onyx’s common stock pursuant to the merger is fair from a financial point of view to such holders. Following a number of questions from and discussion among the directors, Onyx’s board of directors unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement, (ii) determined that the merger is fair to, and in the best interests of, Onyx’s stockholders, and (iii) recommended that all of Onyx’s stockholders approve and adopt the merger agreement and the merger.

      On September 21, 2004, the proposed acquisition of Onyx was approved by the board of directors of each of Capital One Financial Corporation, Capital One Auto Finance, and Foothill Services Corporation, the voting agreements were entered into by Capital One Auto Finance and certain of Onyx’s officers, and the merger agreement was executed and delivered by Onyx, Capital One Auto Finance and Foothill Services Corporation.

      On September 22, 2004, Capital One Financial Corporation and Onyx issued a joint press release announcing the execution of the merger agreement.

      On November 16, 2004, Onyx, Capital One Auto Finance and Foothill Services Corporation agreed that the stockholders meeting to consider the merger agreement would be held on or after January 6, 2005. Also on November 16, 2004, Capital One Auto Finance and Foothill Services Corporation agreed that Onyx may pay cash bonus compensation prior to the effective time of the merger to certain officers of Onyx in addition to normal year-end 2004 bonus compensation. See, “Interests of Onyx’s Directors and Executive Officers in the Merger — Closing Bonus Payments.”

Reasons for the Merger and Recommendation of Our Board of Directors

      Our board of directors has unanimously determined that the acquisition of Onyx by Capital One Auto Finance is advisable, fair to and in the best interests of our stockholders. The decision of the board to approve and enter into the merger agreement and to recommend that stockholders vote “FOR” the approval and adoption of the merger agreement was the result of careful consideration of numerous factors by the board, including, without limitation, the following:

•	Merger Consideration Premium. The $28.00 per share merger consideration represents a premium of approximately 72% to the closing price of our common stock on September 21, 2004, the last trading day before the public announcement of the signing of the merger agreement.

•	Conditions to Closing. The absence of a financing condition to the merger and the perceived ability of Capital One Auto Finance to fund the aggregate merger consideration, as compared to other potential acquirors, was considered to make consummation of the merger more likely. The regulatory and other approvals required to complete the merger and the other transactions contemplated by the merger agreement were not considered to be difficult to obtain.

•	Ability to Accept a Superior Proposal. The provisions of the merger agreement that permit the board of directors to consider an unsolicited superior proposal were deemed necessary to enable the board of directors to comply with its fiduciary duties to the stockholders of Onyx.

•	Termination Fee. The provisions of the merger agreement that require Capital One Auto Finance to pay Onyx a $9,000,000 termination fee in cash if the merger agreement is terminated (i) by Onyx because Capital One Auto Finance fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement or (ii) by Onyx because there is a material breach of any representations or warranties of Capital One Auto Finance or Foothill

Services Corporation contained in the merger agreement, in each case which such failure to comply or breach is not cured within the time set forth in the merger agreement, were deemed to be reasonable and customary in transactions of this size and nature.

•	Value of Other Alternatives. The value of the merger consideration and the other terms and conditions of the proposed merger agreement with Capital One Auto Finance were deemed to be superior in comparison to other strategic alternatives available to us as well as our own plans had we remained independent. The possibility of a superior offer arising for Onyx was considered to be unlikely.

•	Other Discussions. The board of directors assessed each of the discussions with other interested parties regarding a possible transaction. In considering the possibilities, we took into account the value of each possible transaction, the form of consideration discussed and the risks associated with each such possible transaction. Such transaction risks related primarily to the timing and the uncertainty that a possible transaction would be consummated, based upon regulatory risks and conditions for consummation of such possible transaction. Based on these considerations, the board of directors believed that Capital One Auto Finance’s proposal was more favorable to our stockholders than any other possible transaction considered.

•	Fairness Opinion. The written opinion of Relational Advisors LLC regarding the fairness of the merger consideration, from a financial point of view, to the holders of our common stock, as described more fully under the caption “— Opinion of Relational Advisors LLC” on page 22, was deemed to be an important factor in the board’s decision to approve the merger.

•	Independence Risks. The board of directors believed that a sale to Capital One Auto Finance was more favorable to our stockholders than remaining independent based on the potential value of such alternative and the risks associated with remaining independent. The main strategic and operational risks associated with Onyx remaining independent include:

–	risks associated with increased competition and generating revenue growth;

–	risks associated with executing our business plan while maintaining and increasing profitability;

–	risks associated with finding suitable acquisition candidates, consummating acquisitions at acceptable prices and integrating such acquisitions; and

–	risks associated with liquidity and funding available to Onyx.

In determining that a sale to Capital One Auto Finance was more favorable to our stockholders than remaining independent, the board of directors considered the merger consideration offered by Capital One Auto Finance as compared to the range of potential values if Onyx remained independent, as well as the board of directors’ perception that the risk associated with consummating the sale to Capital One Auto Finance was lower than the risks associated with achieving a competitive value through Onyx remaining independent.

•	Liquidity for Stockholders. The liquidity being made available to our stockholders, including the immediate vesting, as of immediately prior to the effective time of the merger, of all issued and outstanding unvested options to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended), was deemed an attractive feature of the merger.

•	Procedural Fairness. The board of directors concluded that Onyx conducted a fair and thorough process for evaluating the strategic alternatives and the offers received by Onyx and for ensuring that all reasonable alternatives and likely acquisition candidates were pursued.

•	Negative Factors. Our board of directors also identified and considered in its deliberations the following potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, but concluded that these factors were acceptable in light of the foregoing positive reasons for pursuing the merger.

–	Disruptions. The possible disruption to our businesses that may result from the announcement of the transaction and the resulting distraction of management attention from the day-to-day operations of our businesses.

–	Operating Restrictions. The restrictions contained in the merger agreement on the operation of our businesses during the period between the signing of the merger agreement and the completion of the merger.

–	Regulatory and Other Conditions. The possibility of significant costs, delays and non-consummation of the merger resulting from seeking the regulatory and other approvals necessary for the consummation of the merger.

–	Termination Fee. The $9,000,000 termination fee to be paid by Onyx to Capital One Auto Finance in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement.

      Although the foregoing discussion sets forth the material factors considered by our board of directors in reaching its recommendation, it may not include all of the factors considered by each member of the board of directors, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole.

      Based upon the foregoing considerations, the board of directors has unanimously determined that the merger agreement with Capital One Auto Finance and Foothill Services Corporation, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of our stockholders. Accordingly, the board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Opinion of Relational Advisors LLC

      Onyx selected Relational Advisors LLC to deliver a fairness opinion in connection with the proposed merger based on Relational Advisors’ experience, reputation and familiarity with Onyx. As part of its investment banking business, Relational Advisors routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions.

      In connection with Relational Advisors’ engagement, Onyx requested Relational Advisors to evaluate the fairness, from a financial point of view, of the merger consideration that the holders of the outstanding shares of common stock of Onyx would be entitled to receive in the proposed merger. On September 20, 2004, at a meeting of the Onyx board of directors held to consider the proposed merger on the terms set forth in the draft merger agreement dated September 19, 2004, Relational Advisors delivered an oral opinion to the Onyx board, confirmed by delivery of a written opinion, dated September 20, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration set forth in the draft merger agreement was fair, from a financial point of view, to the holders of Onyx common stock.

      The full text of Relational Advisors’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Relational Advisors. Relational Advisors’ opinion is attached as Annex B and is a material part of this proxy statement. Relational Advisors’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration pursuant to the proposed merger, and does not address any other aspect of the merger or any related transaction. The opinion was provided solely for the information and assistance of Onyx’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement, and it does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. You are encouraged to read this opinion carefully in its entirety. The summary of Relational Advisors’ opinion below is qualified in its entirety by reference to the full text of the opinion. It should be noted that, although subsequent developments after September 20, 2004 may affect the opinion, Relational Advisors does not have any obligation to update, revise or reaffirm its opinion.

      In arriving at its opinion, Relational Advisors reviewed, among other information it deemed relevant:

•	a draft of the merger agreement, dated September 19, 2004;

•	the annual report on Form 10-K of Onyx for the year ended December 31, 2003;

•	certain quarterly reports on Form 10-Q of Onyx;

•	certain internal financial analyses and forecasts for Onyx prepared by its management, and which management had advised Relational Advisors were reasonable;

•	the annual report on Form 10-K of Capital One Financial Corporation for the year ended December 31, 2003; and

•	certain quarterly reports on Form 10-Q of Capital One Financial Corporation.

      In addition, Relational Advisors:

•	reviewed the historical and current market price and trading activity for the shares of Onyx common stock;

•	compared certain financial and stock market information for Onyx to similar information for certain other companies with publicly traded securities;

•	reviewed, to the extent publicly available, financial terms of certain recent business combinations in the auto financing and consumer financing sectors, specifically, and in other industries, generally, that Relational Advisors deemed to be comparable, in whole or in part, to the proposed merger; and

•	reviewed such other information and performed such other studies and analyses as it deemed relevant.

      In connection with Relational Advisors’ opinion, it also held discussions with senior management of Onyx regarding its assessment of the strategic rationale for, and the potential benefits and challenges of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Onyx.

      In rendering its opinion, Relational Advisors relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial, accounting and other information that was publicly available or that was furnished by Onyx or its management, or otherwise reviewed by Relational Advisors, and Relational Advisors did not assume any responsibility for independently verifying the accuracy or completeness of such information. In that regard, Relational Advisors made certain assumptions, with Onyx’s consent, including the following:

•	Onyx’s financial analyses and forecasts provided to Relational Advisors were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Onyx management as to the expected future results of operations and financial condition of Onyx;

•	the merger and the other transactions contemplated by the draft merger agreement provided to Relational Advisors would be consummated as set forth in such merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft merger agreement and the final merger consideration to be received by Onyx stockholders would not differ in any material respects from the proposed merger consideration as discussed with Relational Advisors; and

•	in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect (as such term is defined in the draft merger agreement) on Onyx, Capital One Auto Finance, or the consummation of the merger.

      In addition, Relational Advisors was not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Onyx, Capital One Auto Finance or any of their respective subsidiaries, and Relational Advisors was not furnished with any such evaluation or appraisal. Relational Advisors’ opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of the opinion. The opinion did not address the relative merits of the transaction contemplated by the merger agreement, as compared to any alternative business transaction that might be available to Onyx, nor did it address the underlying business decision of Onyx to engage in the transaction contemplated by the merger agreement. Although Relational Advisors evaluated the merger consideration from a financial point of view, Relational Advisors was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Capital One Auto Finance and Onyx.

      In preparing its opinion for Onyx’s board of directors, Relational Advisors performed a variety of financial and comparative analyses, including those described below. The order in which the analyses are described does not represent the relative importance or weight given to the analyses performed by Relational Advisors. The summary of Relational Advisors’ analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not susceptible to partial analysis or summary description. Relational Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Relational Advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Onyx. No company, transaction or business used in Relational Advisors’ analyses as a comparison is identical to Onyx or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Relational Advisors’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Relational Advisors’ analyses and estimates are inherently subject to substantial uncertainty.

      Relational Advisors’ opinion and financial analyses were only one of many factors considered by the Onyx board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Onyx board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the financial analyses underlying Relational Advisors’ opinion delivered to the Onyx board of directors on September 20, 2004 in connection with the merger. In order to fully understand Relational Advisors’ financial analyses, the summarized range of values presented below must be read together with the text of each summary. The summarized range of values alone does not constitute a complete description of the financial analyses. Considering the summarized range of values below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Relational Advisors’ financial analyses.

      Selected Trading Market Analysis. Using publicly available information, Relational Advisors reviewed the financial, operating and stock market data of the following selected publicly traded companies in the auto and/or consumer financing industry:

•	AmeriCredit Corp.

•	Consumer Portfolio Services, Inc.

•	Delta Financial Corporation

•	E-LOAN, Inc.

•	First Investors Financial Services Group, Inc.

•	United PanAm Financial Corp.

      Relational Advisors determined the equity values of the selected companies as multiples of earnings per share, commonly referred to as P/ E multiples, for the latest available 12 months and estimated calendar year 2004, and as multiples of book value as of the latest available date. The financial data for the selected companies were based on actual results in the case of the latest available 12 months and on most recently available consensus analysts’ estimates in the case of calendar year 2004. Relational Advisors then applied a range of selected multiples derived from the selected companies to the corresponding financial data for Onyx for the 12 months ended June 30, 2004 and for the most recently available management estimates for Onyx in the case of calendar year 2004. All multiples were based on closing stock prices on September 17, 2004, the last trading day prior to the meeting of the Onyx board of directors to consider the merger. This analysis indicated the following implied per share equity reference range for Onyx as compared to the per share consideration in the merger of $28.00:

Implied Per Share Equity Reference Range	$22.09-$29.27

      Selected Transactions Analysis. Using publicly available information, Relational Advisors reviewed the implied equity values of the following six selected transactions in the auto and consumer finance sectors:

ACQUIROR	TARGET
• Westcorp Inc.	• WFS Financial Inc.
• CitiGroup Inc.	• Washington Mutual Finance Corp.
• Rabobank International	• AG Services of America Inc.
• Consumer Portfolio Services Inc.	• TFC Enterprises Inc.
• HSBC Holdings PLC	• Household International Inc.
• Associated Banc-Corp.	• Signal Financial Corp.

      Relational Advisors compared the equity values in the selected transactions as multiples of the then latest available 12 months net income and book value, in each case as determined from publicly available financial information. Relational Advisors then derived an implied equity reference range for Onyx by applying a range of selected multiples derived from the selected transactions to the corresponding financial data for Onyx for the 12 months ended June 30, 2004. This analysis indicated the following implied per share equity reference range for Onyx, as compared to the per share consideration in the merger of $28.00:

Implied Per Share Equity Reference Range	$18.31-$27.35

      Discounted Cash Flow Analysis. Relational Advisors performed a discounted cash flow analysis of Onyx to calculate the estimated present value of the stand-alone, after-tax free cash flows that Onyx could generate over the last six months of 2004 through calendar year 2008 and the value of Onyx at the end of that period. Relational Advisors applied a range of terminal book value multiples of 1.25x to 1.75x to Onyx’s calendar year 2008 estimated ending book value and performed certain sensitivity analyses. The present value of the cash flows to equity holders and terminal values for each case were calculated using equity discount rates ranging from 12% to 16%. This analysis indicated the following implied per share equity reference range for Onyx, as compared to the per share consideration in the merger of $28.00:

Implied Per Share Equity Reference Range	$17.01-$28.15

      Premiums Paid Analysis. Using publicly available information, Relational Advisors reviewed the acquisition price per share for selected acquisitions of U.S. publicly traded companies announced since September 15, 2002 with total equity values between $100 million and $300 million. Relational Advisors compared the acquisition price per share to the target’s stock price one-day, one-week, and one-month prior to the announcement of the transaction to arrive at an implied range of stock price premiums. These one-day, one-week, and one-month premiums were applied to the corresponding stock prices of Onyx, using September 17, 2004 as Onyx’s reference point. All premiums for the selected transactions were based on publicly available stock prices. This analysis indicated the following implied per share equity reference range for Onyx, as compared to the per share consideration in the merger of $28.00:

Implied Per Share Equity Reference Range	$18.96-$20.08

      Relationship between Relational Advisors and Onyx. In performing its services to Onyx as described above, Relational Advisors has not entered into or assumed any agency or other fiduciary relationship with Onyx, its board of directors or stockholders, or any other person.

      Onyx retained Relational Advisors pursuant to an engagement letter, dated September 13, 2004. As compensation for Relational Advisors’ services in connection with the merger, Onyx agreed to pay Relational Advisors an aggregate opinion fee of $400,000, payable whether or not a transaction is consummated.

      In addition, regardless of whether the merger is consummated, Onyx has agreed to reimburse Relational Advisors for reasonable fees and disbursements of Relational Advisors’ counsel and other reasonable out-of-pocket expenses Relational Advisors incurs in connection with the merger or otherwise arising out of its retention under the engagement letter. Onyx has also agreed to indemnify Relational Advisors and certain related persons against certain expenses and liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Interests of Onyx’s Directors and Executive Officers in the Merger

      In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. All interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger that differ from your interests generally.

      Stock Options. The merger agreement provides that each issued and outstanding option to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended) will become fully vested and exercisable as of immediately prior to the effective time of the merger, and the holders of such options will be permitted to exercise such options as of immediately prior to the effective time. The holders of such options who elect to exercise such options as of immediately prior to the effective time will be entitled to receive a cash payment equal to the number of shares of Onyx common stock for which each such option is then exercisable multiplied by $28.00 per share, less the aggregate exercise price of each such option. All amounts payable to such option holders will be treated as compensation and will be paid net of any amounts required to be withheld pursuant to any applicable tax withholding requirements. Each option issued and outstanding under the 1996 plan or under any of our other stock option plans that is vested and exercisable prior to the effective time of the merger may be exercised prior to the effective time in accordance with the terms of such option and the applicable stock option plan. Any option to purchase shares of Onyx common stock issued and outstanding under any of our stock option plans at the effective time of the merger which has not been exercised prior to the effective time will be cancelled as of the effective time without payment thereon.

      Based on the number and exercise prices of options held on the record date by our directors and executive officers as set forth in the following table, our directors and executive officers will receive the following amounts (before any applicable state and federal withholding taxes) upon exercise of their respective options if the merger is completed.

		Option Shares
	Number of	Weighted Average	Option Payment
Name	Option Shares	Exercise Price	Amount

Executive Officers and Employee Directors
John W. Hall	555,152	$4.69	$12,943,174
Don P. Duffy	115,267	6.00	2,535,595
Vincent M. Scardina	71,563	6.23	1,557,919
Frank L. Marraccino	122,542	5.66	2,737,813
Todd A. Pierson	100,000	5.00	2,300,000
Michael A. Krahelski	88,000	4.38	2,078,560
David G. MacInnis	81,580	4.62	1,907,615
Non-Employee Directors
Thomas C. Stickel	93,016	6.79	1,972,808
C. Thomas Meyers	50,000	6.87	1,056,350
G. Bradford Jones	1,250	11.75	20,313

      Employment Agreement. On September 21, 2004, Capital One Auto Finance entered into an employment agreement with Mr. John W. Hall, our president and chief executive officer, which will become effective at the time of the merger. This agreement has a two year term, after which Mr. Hall will be employed at-will and may be terminated at any time for any reason, with or without cause; provided, however, if Mr. Hall is terminated without cause during or after the term of the employment agreement, he will be entitled to certain payments as described below. Under Mr. Hall’s employment agreement, Mr. Hall is entitled to receive, among other things, a retention amount of $750,000 payable during the two year employment period stipulated under the agreement, an annual cash incentive of up to $450,000, and 12,000 shares of restricted stock of Capital One Financial Corporation, vesting over a three year period beginning on the effective date of the merger, or a bonus equivalent to the cash value of such shares, as determined by the compensation committee of the board of directors of Capital One Financial Corporation. Mr. Hall’s employment agreement does not provide for an increase in Mr. Hall’s current base salary but does allow future increases as determined by Capital One Auto Finance. During the term of his employment and for a period of two years after Mr. Hall’s termination date, he will be subject to the employment agreement’s non-competition and non-solicitation requirements. Mr. Hall will receive all payments and benefits provided in the employment agreement, including base salary and health care benefits, during the period of time Capital One Auto Finance enforces the non-competition provision in the employment agreement. Capital One Auto Finance may elect to end the non-competition period one year after the termination date upon providing Mr. Hall with 90 days’ prior written notice of termination.

      Capital One Auto Finance may cause the termination of Mr. Hall’s employment at any time for cause (as defined in the employment agreement), without cause, or upon death or disability of Mr. Hall. Mr. Hall may terminate his employment for good reason (as defined in the employment agreement) immediately upon written notice. Upon termination of Mr. Hall’s employment for cause (as defined in the employment agreement) during the two year period following the merger, Mr. Hall will be entitled to receive: (i) all salary and other compensation and vested benefits accrued but unpaid as of the date of termination; (ii) base salary as of the termination date for a period of one year from the termination date; and (iii) reimbursement by Capital One Auto Finance for the cost of the employer’s portion of the monthly health care premium and the 2% COBRA administrative fee for continued health insurance coverage for up to one year from the termination date. Upon termination of Mr. Hall’s employment by him for good reason (as defined in the employment agreement) or by Capital One Auto Finance upon the death or disability of Mr. Hall, in each case during the two year period following the merger, or by Capital One Auto Finance without cause (as defined in the employment agreement) at any time following the merger, Mr. Hall will be entitled to receive: (i) continued base salary as of the termination date for the remainder of the two-year term of the employment agreement or 18 months, whichever is greater; (ii) payment of any unpaid retention amounts, (iii) payment of a bonus prorated for the portion of the performance year worked before the termination date based on a performance rating of “strong,” and (iv) reimbursement by Capital One Auto Finance for the cost of the employer’s portion of the monthly health care premium and the 2% COBRA administrative fee for continued health insurance coverage for up to 18 months from the termination date. Payments made in connection with such terminations are in lieu of any other payment or severance benefit plan, program or arrangement maintained by us.

      Retention Award Agreements and Separation Terms. On September 21, 2004, Capital One Auto Finance entered into retention award and separation terms letter agreements with each of Messrs. Duffy, Marraccino, Pierson, Scardina, MacInnis, Krahelski, Wilkins, Sturm and Baldwin and Ms. Hokanson to encourage each of these executive officers and employees to remain employed by Capital One Auto Finance following the consummation of the merger. These letter agreements provide for base salaries consistent with the current base salaries of such executive officers and employees, subject to typical annual increases. These letter agreements provide for retention amounts payable to each of these executive officers and employees in amounts ranging from $150,000 to $500,000. The retention amounts payable to executive officers Messrs. Duffy, Marraccino, Pierson, Scardina, MacInnis and Krahelski are $450,000, $250,000, 450,000, $500,000, $250,000 and $450,000, respectively and are payable in installments ranging from 6 to 24 months following the consummation of the merger.

      The period commencing upon the consummation of the merger and ending with the date the final installment payment is due to such executive officer or employee is referred to as the retention period. If during each executive officer’s or employee’s respective retention period, such person’s employment is terminated by Capital One Auto Finance without cause (as defined in the letter agreements), such person dies or terminates employment because of a disability, or such person resigns for good reason (as defined in the letter agreements), such executive officer or employee will be entitled to receive: (i) payment of any and all portions of the retention amounts that have not been paid previously; (ii) such executive officer’s or employee’s base salary at the time of termination continued throughout the remainder of the respective retention period; and (iii) reimbursement by Capital One Auto Finance during the remainder of the retention period for the cost of the employer’s portion of the monthly health care premiums and the 2% COBRA administrative fee for continued health insurance coverage for up to 18 months from the termination date.

      If the employment of any of Messrs. Duffy, Marraccino, Pierson, Scardina, MacInnis, Krahelski, Wilkins, Sturm or Baldwin or Ms. Hokanson is terminated for any reason other than as described above during such person’s retention period, including as a result of termination by Capital One Auto Finance for cause or voluntary resignation of such person, payment of any portion of the retention amount or other benefits that have not been paid previously will be forfeited.

      Closing Bonus Payments. Pursuant to a letter agreement dated November 16, 2004 among Capital One Auto Finance, Foothill Services Corporation and Onyx, Onyx may pay cash bonus compensation prior to the effective time of the merger to executive officers Duffy, Scardina, Marraccino, Pierson, Krahelski and MacInnis in the respective amounts of $95,000, $75,000, $50,000, $40,000, $30,000 and $25,000, in addition to normal year-end 2004 bonus compensation.

      Directors’ and Officers’ Indemnification and Insurance. Pursuant to the merger agreement, Capital One Auto Finance has agreed to cause Onyx, as the surviving corporation, to maintain indemnification provisions for all past and present officers and directors of Onyx and its subsidiaries to the full extent such persons may be indemnified by Onyx pursuant to Onyx’s currently existing certificate of incorporation and bylaws. Capital One Auto Finance has also agreed that, for a period of six years after the effective time of the merger, it will, or it will cause Onyx, as the surviving corporation, to, maintain Onyx’s current directors’ and officers’ insurance policy to cover claims arising before the effective time of the merger; provided, however, that Capital One Auto Finance and Onyx, as the surviving corporation, will not be required to pay more than 250% of Onyx’s last annual premium for its directors’ and officers’ insurance policy for the continuation of the insurance policy.

      Voting Agreements. Certain of our officers have also entered into voting agreements with Capital One Auto Finance pursuant to which they have agreed, among other things, to vote their shares of Onyx common stock in favor of the merger agreement. See “Voting Agreements” on page 45.

Appraisal Rights

      The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the Delaware General Corporation Law (DGCL), which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

      If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL, within the appropriate time periods will be entitled to have their shares of our common stock appraised and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

      The following is a brief summary of Section 262 of the DGCL, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to precisely follow the procedures described in Section 262 could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of our common stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with Onyx before the special meeting of stockholders on January 6, 2005. A proxy or vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights must not vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his or her appraisal rights solely by abstaining if the stockholder satisfies all other provisions of Section 262 of the DGCL.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner or owners may have.

      A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Onyx Acceptance Corporation at our principal executive offices at 27051 Towne Centre Drive, Foothill Ranch, California 92610, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her shares of Onyx common stock. Within ten days after the effective time of the merger, we will provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares of our common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Onyx, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholder’s request is received by Onyx or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

      Within 120 days after the effective time of the merger (but not thereafter), either Onyx or any stockholder who has satisfied the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Onyx common stock held by stockholders entitled to appraisal rights. Onyx has no present intention to file such a petition if a demand for appraisal is made.

      Upon the filing of a petition in the Delaware Court of Chancery by a stockholder demanding a determination of the fair value of Onyx’s common stock, service of a copy of the petition must be made upon Onyx, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded a determination of the fair value of the shares of Onyx common stock and with whom agreements as to the value of their shares have not been reached by Onyx. If we file a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the form of the notices by mail and by publication, and each of Onyx and Capital One Auto Finance must bear 50% of the costs of the notices.

      At the hearing on the petition, the Delaware Court of Chancery will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will take into account all relevant factors in determining the fair value of the shares of Onyx common stock. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

      The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

      No stockholder who has duly demanded appraisal in compliance with Section 262, and has not properly withdrawn such demand, will, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, the stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Onyx stockholder to comply fully with the procedures set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Source of Funds

      The merger is not conditioned upon Capital One Auto Finance’s ability to obtain financing. Pursuant to the merger agreement, approximately $190,790,779 will be required to provide the consideration for shares of our common stock and to cash out any outstanding stock options that are exercised prior to the effective time of the merger. Capital One Auto Finance will be provided funding from Capital One Financial Corporation’s existing cash reserves to fund the aggregate merger consideration.

Delisting and Deregistration of Our Common Stock

      If the merger is completed, our common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, at the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion summarizes the material United States federal income tax consequences of the merger relevant to our stockholders who hold their Onyx common stock as capital assets. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Onyx stockholder in light of that stockholder’s particular circumstances, or to an Onyx stockholder subject to special treatment under the United States federal income tax laws. This discussion may not be applicable to certain types of stockholders, including partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and stockholders who acquired Onyx shares pursuant to the exercise of employee stock options or otherwise as compensation. Moreover, the tax consequences to holders of Onyx stock options are not discussed. If a partnership holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock are encouraged to consult their tax advisors. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to Onyx stockholders.

      Consequences of the Merger to U.S. Holders. The following discussion applies to Onyx stockholders who are “U.S. holders”. A “U.S. holder” means a citizen or resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof; an estate, the income of which is subject to federal income tax regardless of its source; or a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (ii) that has a valid election to be treated as a U.S. person.

      The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, an Onyx stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares of Onyx common stock and that stockholder’s adjusted tax basis in such shares. That gain or loss will be capital gain or loss. The capital gain or loss will be long-term if the stockholder will have held the shares for more than twelve months at the time of the merger. Gain or loss will be calculated separately for each block of shares of common stock, with a “block” consisting of shares acquired at the same cost in a single transaction. For federal income tax purposes, the highest marginal tax rate for individuals on ordinary income is 35%, compared to 15% for capital gains on assets held more than twelve months. The highest marginal tax rate for corporations for federal income tax purposes is 35% on ordinary income and capital gain. There are limitations on the deductibility of capital losses.

      Consequences of the Merger to Non-U.S. Holders. The following discussion applies to Onyx stockholders who are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that is not a “U.S. holder.”

      A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of Onyx common stock in the merger unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and specific other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise.

      An individual who is present in the United States for 183 days or more in the taxable year in which the Onyx common stock is disposed of in the merger is encouraged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.

      Backup Tax Withholding. Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Onyx shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations in certain circumstances are generally exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. The exemptions provide that certain Onyx stockholders are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against the stockholder’s U.S. federal income tax liability, provided that the required procedures are followed.

      This federal income tax discussion is included for general information only and is based upon present law. Our stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Regulatory Approvals

      The Bank Holding Company Act of 1956, as amended, and Regulation Y of the Federal Reserve Board, prohibit us from completing the merger until (i) Capital One Financial Corporation has furnished certain information and materials to the Federal Reserve Board and (ii) the Federal Reserve Board has approved the merger. At least 30 days before the effective time of the merger, Capital One Financial Corporation must file with each of the Antitrust Division of the Department of Justice and the Federal Trade Commission a duplicate copy of the notice filed by Capital One Financial Corporation with the Federal Reserve Board. The requisite filings under the Bank Holding Company Act of 1956, as amended, and Regulation Y of the Federal Reserve Board, were made with the Federal Reserve Board, the Antitrust Division of the Department of Justice and the Federal Trade Commission on November 5, 2004. Furthermore, prior to the effective time of the merger, Capital One Financial Corporation, Capital One Auto Finance or Onyx may be required to submit notices to, and obtain approvals from, certain state governmental entities that regulate activities of Capital One Financial Corporation, Capital One Auto Finance or Onyx, including state banking regulatory authorities and state governmental entities that issue sales finance licenses that Onyx or its subsidiaries are required to hold. Finally, the completion of the merger is subject to compliance with applicable laws of the State of Delaware, including the filing of the certificate of merger with the Secretary of State of the State of Delaware with respect to the merger as provided in the DGCL.

      We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or Capital One Auto Finance to abandon the merger even if we receive stockholder approval.

Past Contacts, Transactions or Negotiations

      Other than as described in “— Background of the Merger,” Onyx and Capital One Auto Finance have not had any past contacts, transactions or negotiations.

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The complete text of the merger agreement is included in this proxy statement as Annex A, and you should read it carefully and in its entirety.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Foothill Services Corporation, a wholly owned subsidiary of Capital One Auto Finance and a party to the merger agreement, will merge with and into Onyx, and each issued and outstanding share of common stock, par value $0.01 per share, of Foothill Services Corporation will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Onyx will survive the merger as a wholly owned Delaware subsidiary of Capital One Auto Finance. The merger will have the effects set forth in the merger agreement and in Section 259 of the DGCL.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The term “effective time” will mean the date and time at which the certificate of merger is accepted for recording. The filing of the certificate of merger will occur on the date of the closing, which will be the second business day after satisfaction or waiver of the conditions to the merger described in the merger agreement or at such other time as Capital One Auto Finance and Onyx agree.

Directors and Officers of Surviving Corporation

      The directors and officers of Foothill Services Corporation in office immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

Merger Consideration

      Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time, other than (i) treasury shares held by us, (ii) shares held by any of our wholly-owned subsidiaries, (iii) shares owned by Capital One Auto Finance and (iv) shares held by stockholders who perfect and exercise their appraisal rights, will be converted into the right to receive $28.00 per share in cash, without interest. Treasury shares held by us as well as shares owned by any of our wholly-owned subsidiaries and shares owned by Capital One Auto Finance will be cancelled as of the effective time of the merger, and no payment, capital stock of Capital One Auto Finance or other consideration will be delivered in exchange for such shares.

      Upon completion of the merger, no shares of our common stock will remain outstanding and all such shares will automatically be cancelled and retired and you (unless you have perfected and exercised your appraisal rights) will cease to have any rights as a stockholder, except the right to receive $28.00 per share in cash, without interest. Our stockholders will receive the merger consideration after exchanging their Onyx stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders as soon as practicable after the effective time of the merger. The price of $28.00 per share was determined through arm’s-length negotiations between Capital One Auto Finance and us.

Effect on Stock Options

      Each issued and outstanding option to purchase our common stock under our 1996 Stock Option/ Stock Issuance Plan (as amended) will become fully vested and exercisable as of immediately prior to the effective time, and the holders of such options will be permitted to exercise such options as of immediately prior to the effective time. A notice and election form has been distributed by us to the holders of the options issued and outstanding under the 1996 plan to permit such holders to elect to exercise such options as of immediately prior to the effective time. All such holders exercising such options will be entitled to receive a cash payment equal to the number of shares of Onyx common stock for which each such option is then exercisable multiplied by $28.00 per share, less the aggregate exercise price of each such option. The cash payments with respect to such exercised options will be treated as compensation and will be net of any amounts required to be withheld pursuant to any applicable tax withholding requirements. The cash payments with respect to such exercised options will be made, without interest, by the surviving corporation no later than two business days after the closing of the merger.

      Each option issued and outstanding under the 1996 plan or under any of our other stock option plans that is vested and exercisable prior to the effective time of the merger may be exercised prior to the effective time in accordance with the terms of such option and the applicable stock option plan. Any option issued and outstanding under any of our stock option plans at the effective time of the merger which has not been exercised prior to the effective time will be cancelled as of the effective time without payment thereon. All such options, upon cancellation, will cease to be outstanding, and each holder of such options and all other persons will cease to have any rights with respect to such options.

Exchange of Shares for Cash; Procedures for Submitting Certificates

      Your right to receive $28.00 per share in cash, without interest, will occur automatically at the effective time of the merger, unless you perfect and exercise your appraisal rights. As soon as practicable after the effective time of the merger, the paying agent will mail to each record holder of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock converted in the merger (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for cash and (iii) a Form W-9 to establish available exemptions from back-up withholding. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the paying agent. You should not return your stock certificates with the enclosed proxy.

      Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent, on behalf of Capital One Auto Finance, $28.00 in cash, without interest, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

      In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment either:

–	pays to the paying agent any taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate; or

–	establishes to the satisfaction of the paying agent that the tax has been paid or is not applicable.

      The cash paid to you upon conversion of your shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

      If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you deliver an affidavit to us certifying that such certificate has been lost, stolen or destroyed; and

•	if requested by Capital One Auto Finance or the paying agent, you post a bond, in such reasonable amount as Capital One Auto Finance or the paying agent, as applicable, may direct as indemnity against any claim that may be made against them with respect to the certificate alleged to have been lost, stolen or destroyed.

      Six months after the effective time of the merger, the paying agent will deliver to Capital One Auto Finance any portion of the merger consideration that remains undistributed to our former stockholders. After the expiration of the six-month period, each holder of a certificate representing shares of our common stock may surrender the certificate to Capital One Auto Finance and receive the aggregate merger consideration payable in exchange for the certificate, without interest. However, neither Capital One Auto Finance nor the surviving corporation will be liable to any former holder of our common stock for any portion of the merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Conditions to the Merger

      The parties’ obligations to effect the merger are subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time of the merger, of the following conditions:

•	approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the holders of shares representing a majority of our outstanding shares of common stock entitled to vote at the special meeting;

•	Capital One Financial Corporation must file with the Federal Reserve Board the notice required in connection with the merger under the Bank Holding Company Act of 1956, as amended, and Regulation Y of the Federal Reserve Board, and the Federal Reserve Board must approve the merger;

•	at least 30 days before the effective time of the merger, Capital One Financial Corporation must file with each of the Antitrust Division of the Department of Justice and the Federal Trade Commission a duplicate copy of the notice filed by Capital One Financial Corporation with the Federal Reserve Board;

•	all other authorizations, consents, orders, declarations and approvals of, and filings with, and terminations and expirations of waiting periods imposed by, any governmental entity which the failure to obtain, make or occur would have the effect of making the merger or any of the other transactions contemplated by the merger agreement illegal or would have, individually or in the aggregate, a material adverse effect on Capital One Auto Finance (assuming the merger had taken place), must have been obtained, have been made or have occurred; and

•	no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect that would have the effect of making the merger or any of the other transactions contemplated by the merger agreement illegal.

      The obligations of Capital One Auto Finance and Foothill Services Corporation to effect the merger are also subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time, of the following conditions:

•	we must have performed in all material respects each of our agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger;

•	each of our representations and warranties contained in the merger agreement that is qualified by materiality must be true and correct on and as of the effective time of the merger (other than representations and warranties which address matters only as of a certain date, which must be true and correct as of such certain date), and each of our representations and warranties contained in the merger agreement that is not qualified by materiality must be true and correct in all material respects on and as of the effective time of the merger (other than representations and warranties which address matters only as of a certain date, which must be true and correct in all material respects as of such certain date);

•	delivery to Capital One Auto Finance of a certificate as to the matters discussed in the previous two paragraphs signed on behalf of Onyx by our chief executive officer and our chief financial officer;

•	receipt of consents or approvals from certain non-governmental entities whose consent or approval is required in connection with the merger under certain agreements by which we are bound;

•	an estoppel certificate in a form reasonably satisfactory to Capital One Auto Finance from the landlord of our corporate headquarters located in Foothill Ranch, California must have been received;

•	holders of more than 5% of the shares of our common stock issued and outstanding immediately prior to the effective time of the merger must not have properly demanded an appraisal of their shares under Delaware law prior to the effective time of the merger;

•	the employment agreement with Mr. John W. Hall and certain of the retention award and separation terms letter agreements, as specified in the merger agreement, must be in full force and effect immediately prior to the effective time and certain of the individuals who are party to such agreements must not have terminated his or her respective agreement or have breached the terms of his or her respective agreement;

•	Andrews Kurth LLP, our legal counsel, must have provided an opinion to Capital One Auto Finance, dated as of the date of the merger, substantially in the form attached to the merger agreement, addressing certain legal matters;

•	delivery of a certificate, dated as of the date of the merger, of the secretary of Onyx, in form and substance reasonably satisfactory to Capital One Auto Finance, certifying (i) our charter and the certificate of incorporation of each of our subsidiaries, (ii) our bylaws and the bylaws of each of our subsidiaries, (iii) a certificate of good standing in the State of Delaware for us and each of our subsidiaries and (iv) the incumbency of each individual authorized to execute the merger agreement on our behalf;

•	there must not be instituted or pending any suit, action or proceeding by any governmental entity relating to the merger agreement or any of the transactions contemplated by the merger agreement which is reasonably likely to result in a material adverse effect on us or Capital One Auto Finance;

•	C.U. Acceptance Corporation, a Delaware corporation and one of our subsidiaries, must have been dissolved prior to the effective time (which action has been accomplished);

•	since the date of the merger agreement, there must not have been (i) any banking moratorium declared or in effect in the United States, (ii) any significant suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading thereon, or any suspension of trading of any of our securities by The Nasdaq National Market or the SEC or (iii) any outbreak or material escalation of major hostilities or any other substantial national or international calamity or emergency if, in the reasonable judgment of Capital One Auto Finance, the effect of any such outbreak, escalation, calamity or emergency on the United States financial markets makes it impracticable or inadvisable to proceed with the transactions contemplated by the merger agreement;

•	since the date of the merger agreement, there must not have been any events, changes, circumstances or effects that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Onyx or the surviving corporation; and

•	there must not have been any governmental approvals which impose conditions, restrictions, requirements or limitations that would have, individually or in the aggregate, a material adverse effect on Capital One Auto Finance.

      Our obligation to effect the merger is also subject to the fulfillment or waiver (if permitted by law), at or prior to the effective time of the merger, of the following conditions:

•	Capital One Auto Finance and Foothill Services Corporation must have performed in all material respects each of their respective agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger;

•	each of the representations and warranties of Capital One Auto Finance and Foothill Services Corporation contained in the merger agreement that is qualified by materiality must be true and correct on and as of the effective time of the merger (other than representations and warranties which address matters only as of a certain date, which must be true and correct as of such certain date), and each of the representations and warranties of Capital One Auto Finance and Foothill

Services Corporation contained in the merger agreement that is not qualified by materiality must be true and correct in all material respects on and as of the effective time of the merger (other than representations and warranties which address matters only as of a certain date, which must be true and correct in all material respects of such certain date); and

•	delivery to us of a certificate as to the matters discussed in the previous two paragraphs signed on behalf of Capital One Auto Finance by an officer of Capital One Auto Finance.

      The merger agreement provides that a “material adverse effect” means, with respect to any entity, any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries taken as a whole.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after any approval of the matters presented in connection with the merger by our stockholders:

•	by mutual written consent of Capital One Auto Finance and us;

•	by us, if Capital One Auto Finance fails to comply in any material respect with any of its covenants or agreements under the merger agreement and does not cure such default within 30 business days following Capital One Auto Finance’s receipt of our written notice of such default;

•	by Capital One Auto Finance, if we fail to comply in any material respect with any of our covenants or agreements under the merger agreement and do not cure such default within 30 business days following our receipt of Capital One Auto Finance’s written notice of such default;

•	by us, if there has been a breach by Capital One Auto Finance or Foothill Services Corporation of (i) any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 business days following receipt by Capital One Auto Finance from us of written notice of the breach;

•	by Capital One Auto Finance, if there has been a breach by us of (i) any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 business days following receipt by us from Capital One Auto Finance of written notice of the breach;

•	by either us or Capital One Auto Finance if the merger has not been effected on or before the close of business on March 20, 2005;

•	by either us or Capital One Auto Finance if any court or other governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•	by either us or Capital One Auto Finance, if at the special meeting of stockholders or any adjournment or postponement thereof, at which the merger agreement has been submitted for approval and adoption by our stockholders, the merger agreement fails to receive approval by the requisite vote of our stockholders; provided, however, that we may not terminate the merger agreement on such grounds if we have not complied with certain of our obligations under the merger agreement;

•	by us, on or after the tenth calendar day after we have notified Capital One Auto Finance in writing that our board of directors has determined that a takeover proposal involving us by a third party constitutes a superior proposal; provided, that, as of such tenth calendar day after we have so notified Capital One Auto Finance, our board of directors continues to believe in its good faith judgment, after taking into consideration any changes in the terms of the transactions contemplated by the merger agreement that have been proposed by Capital One Auto Finance on or prior to such date, that such a takeover proposal involving us by a third party continues to constitute a superior proposal; or

•	by Capital One Auto Finance, if (i) our board of directors has adversely modified or withdrawn its recommendation, approval or adoption of the merger or the merger agreement, or has resolved to do so; (ii) any person (other than Capital One Auto Finance or its affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of our common stock; (iii) our board of directors recommends to our stockholders any takeover proposal involving us by a third party, or has resolved to do so; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of our capital stock is commenced, and our board of directors fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by our stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders).

      Under the merger agreement:

•	the term “takeover proposal” means any proposal by any third party for a merger, consolidation or other business combination involving us or any of our subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a 15% or greater equity interest in, 15% or more of the voting securities of, or 15% or more of the assets of, us or any of our subsidiaries, other than the transactions contemplated by the merger agreement and other than any securitization related transaction entered into by us or any of our subsidiaries in the ordinary course of business; and

•	the term “superior proposal” means a takeover proposal involving us that our board of directors determines in its good faith judgment, after consultation with its financial advisors, is more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement.

Expenses and Fees

      We must pay to Capital One Auto Finance an amount equal to $9,000,000 in cash if the merger agreement is terminated:

•	by us after our board of directors has provided written notice to Capital One Auto Finance that our board has determined that a takeover proposal involving us by a third party constitutes a superior proposal;

•	by Capital One Auto Finance after (i) our board of directors has adversely modified or withdrawn its recommendation, approval or adoption of the merger or the merger agreement, or has resolved to do so; (ii) any person (other than Capital One Auto Finance or its affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of our common stock; (iii) our board of directors recommends to our stockholders any takeover proposal involving us by a third party, or has resolved to do so; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of our capital stock is commenced, and our board of directors fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by our stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders);

•	by either us or Capital One Auto Finance after the merger fails to receive approval by the requisite vote of our stockholders at the special meeting and a takeover proposal involving us by a third party was made prior to the time of the special meeting or any adjournment or postponement thereof or is announced within 180 days thereafter;

•	by either us or Capital One Auto Finance after the merger has not been effected on or before the close of business on March 20, 2005, and a takeover proposal involving us by a third party was made prior to such termination and was a contributing cause of such failure to effect the merger by such date;

•	by Capital One Auto Finance after we fail to comply in any material respect with any of our covenants or agreements contained in the merger agreement and do not cure such default within 30 business days following our receipt of Capital One Auto Finance’s written notice of such default; or

•	by Capital One Auto Finance after we breached (i) any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 business days following receipt by us from Capital One Auto Finance of written notice of the breach.

      Capital One Auto Finance must pay us an amount equal to $9,000,000 if the merger agreement is terminated:

•	by us after Capital One Auto Finance fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement and does not cure such default within 30 business days following Capital One Auto Finance’s receipt of our written notice of such default; or

•	by us after Capital One Auto Finance or Foothill Services Corporation breaches (i) any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 30 business days following receipt by Capital One Auto Finance from us of written notice of the breach.

      Other than the termination fees described above, the parties to the merger agreement will bear their respective costs and expenses incurred in connection with the merger agreement, whether or not the merger is consummated, except that all printing and mailing expenses and all filing fees and all fees and expenses incurred with respect to communication with our stockholders and option holders in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid 50% by Capital One Auto Finance and 50% by us.

No Solicitation by Onyx

      We have agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the date on which the merger agreement is terminated in accordance with its terms, Onyx and its subsidiaries (and their respective officers, directors, employees and representatives) will not:

•	solicit or initiate the submission of any takeover proposal involving us by a third party;

•	enter into any agreement (other than a confidentiality agreement to the extent information is permitted to be furnished to any person under the merger agreement) with respect to any takeover proposal involving us by a third party; and

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal involving us.

      Notwithstanding the limitations set forth above, nothing in the merger agreement prevents us or our board of directors from complying with Rules 14-d(9) and 14-e(2) under the Securities Exchange Act of 1934, as amended, or publicly disclosing the existence of a takeover proposal involving us by a third party to the extent required by applicable law. Furthermore, if we receive an unsolicited bona fide takeover proposal involving us by a third party, we may furnish non-public information to (pursuant to a confidentiality agreement permitted by the merger agreement) and enter into discussions or negotiations with such third party if (i) the failure to take such action would, in the good faith judgment of our board of directors, taking into consideration the advice (as confirmed in writing) of our outside legal counsel, violate the fiduciary duties of our board of directors to our stockholders under applicable law, and (ii) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such third party, our board of directors receives from such third party an executed confidentiality agreement similar in form and substance to the Confidentiality Agreement, dated July 26, 2004, between Capital One Financial Corporation and us.

      We are obligated to advise Capital One Auto Finance as promptly as practicable of (i) any takeover proposal involving us by a third party and (ii) the material terms of such takeover proposal and any material changes to such proposal.

Representations and Warranties

      The merger agreement contains customary representations and warranties made by us, Capital One Auto Finance and Foothill Services Corporation that expire upon consummation of the merger as to, among other things:

•	due organization, valid existence and good standing;

•	approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

•	that no violations, conflicts or breaches of certain documents will be caused by the consummation of the transactions contemplated by the merger agreement;

•	the governmental approvals, if any, required in connection with the transactions contemplated by the merger agreement;

•	the completeness and accuracy of the information supplied for inclusion or incorporation by reference in this proxy statement; and

•	the payment of brokers or similar fees.

      In addition, the merger agreement contains representations and warranties made by us as to, among other things:

•	our capitalization;

•	our subsidiaries;

•	the delivery and accuracy of our filings with the Securities and Exchange Commission;

•	the existence of all securitization transactions and “off-balance sheet arrangements” effected by us or our subsidiaries since December 31, 2001;

•	the absence of certain material adverse changes or events since the end of our most recent fiscal year;

•	our possession of material licenses and permits and our material compliance with governmental regulations;

•	tax matters and our material compliance with relevant tax laws;

•	certain pending litigation, actions and proceedings against us and our subsidiaries;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	labor matters;

•	characteristics of our retail installment sales contracts, installment loan agreements and related security agreements;

•	title to our property and assets;

•	the ownership and condition of our real estate;

•	the existence of our insurance policies;

•	the absence of notice of termination or modification of certain business relationships;

•	the ownership and condition of our material intellectual property;

•	agreements with governmental entities restricting the conduct of our business;

•	our ownership of investment securities;

•	our interest rate risk management instruments;

•	the absence of undisclosed material liabilities;

•	environmental matters and our compliance with environmental laws;

•	off-balance sheet financial information and related information;

•	the applicability to the merger of anti-takeover statutes or other similar statutes;

•	our compliance with certain of our agreements;

•	our receipt of the written opinion of Relational Advisors LLC regarding the fairness, from a financial point of view, of the merger consideration;

•	the required vote of our stockholders to approve and adopt the merger agreement and the transactions contemplated by the merger agreement;

•	the maintenance of internal controls and disclosure controls and procedures required under the Securities Exchange Act of 1934, as amended; and

•	matters related to certain of our contracts and securitization agreements.

      In addition, the merger agreement contains representations and warranties made by Capital One Auto Finance and Foothill Services Corporation as to, among other things, the lack of prior operations of Foothill Services Corporation and Capital One Auto Finance having sufficient funds to pay the aggregate merger consideration as required by the merger agreement.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Sub” in Annex A included in this proxy statement.

Covenants Under the Merger Agreement

      Conduct of Onyx Business. We have agreed in the merger agreement that we will, and we will cause our subsidiaries to, in all material respects, carry on our business in the ordinary course of our business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact our current business organizations, keep available the services of our current officers and employees, and preserve our relationships with customers, suppliers and others having business dealings with us.

      In addition, we have agreed that neither we nor any of our subsidiaries may, without the prior written consent of Capital One Auto Finance, which consent may not be unreasonably withheld or delayed:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, the capital stock of Onyx or any of its subsidiaries, or otherwise make any payments to the stockholders of Onyx or any of its subsidiaries in their capacity as such other than dividends and distributions by any of Onyx’s subsidiaries to Onyx; provided, however, that Onyx may declare and pay during its fiscal quarter ending December 31, 2004, a dividend of no more than $0.25 per share of its common stock if, and only if, Onyx’s net income (determined in accordance with generally accepted accounting principles applied in a manner consistent with the audited financial statements included in Onyx’s annual report for the year ended December 31, 2003) for Onyx’s fiscal quarter ending September 30, 2004 is greater than or equal to $4,130,000 (as permitted by the merger agreement, since Onyx’s net income for such fiscal quarter exceeded this threshold, on October 26, 2004, Onyx declared a cash dividend of $0.25 per share of its common stock, which was paid on November 22, 2004 for stockholders of record as of November 8, 2004);

•	split, combine or reclassify the capital stock of Onyx or any of its subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of Onyx or any of its subsidiaries;

•	purchase, redeem or otherwise acquire any shares of the capital stock of Onyx or any of its subsidiaries, or any other securities of Onyx or any of its subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, pledge, dispose of, or otherwise encumber any shares of the capital stock of Onyx or any of its subsidiaries, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities, other than the issuance of shares of Onyx common stock upon the exercise of any Onyx stock options;

•	amend the charter or bylaws or other comparable charter or organizational documents of Onyx or any of its subsidiaries;

•	merge or consolidate with or effect any business combination with any other entity or division thereof;

•	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any other entity or division thereof or (ii) any assets that are material, individually or in the aggregate, to Onyx and its subsidiaries taken as a whole other than retail installment contracts purchased in the ordinary course of business;

•	sell, lease, license, mortgage, encumber or otherwise dispose of material properties or assets, other than in connection with sales in the ordinary course of business or in connection with Onyx’s securitization program;

•	sell any securitization residuals (including any B piece) at a price, prior to any selling expenses, which is less than the par value for such residuals;

•	incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other entity, other than (i) indebtedness or guarantees in the ordinary course of business and (ii) loans, advances, capital contributions and other investments between Onyx and any of its subsidiaries or between any subsidiaries of Onyx;

•	enter into, adopt or amend in any material respect any severance plan, agreement or arrangement, benefit plan or employment or consulting agreement, except as required by applicable law;

•	increase the compensation (including bonuses, profit sharing and pension benefits) payable or to become payable to any of Onyx’s employees other than cash bonus payments for fiscal year 2004 consistent with Onyx’s past practice and consistent with the information provided to Capital One Auto Finance by Onyx prior to the date of the merger agreement;

•	other than in the ordinary course of business consistent with past practices of Onyx, terminate or amend any dealer agreement or otherwise materially modify the terms of Onyx’s relationship with any dealer;

•	change Onyx’s independent public accountants or make any change in accounting methods or policies of Onyx except as required by the Financial Accounting Standards Board;

•	make any tax election not in the ordinary course of business;

•	change, in any material respect, any of Onyx’s credit policies or hedging strategies; or

•	agree or commit to do any of the foregoing.

      Other Covenants. The merger agreement contains a number of mutual covenants of us and Capital One Auto Finance, including covenants relating to:

•	the payment of expenses and fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	obtaining all necessary actions or non-actions, waivers, consents and approvals from all governmental entities and making all necessary registrations and filings, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

•	cooperation with respect to public statements concerning the transactions contemplated by the merger agreement;

•	cooperation with respect to compliance with any applicable state takeover laws; and

•	furnishing notice to each other of (i) the occurrence or nonoccurrence of any event of which we or Capital One Auto Finance is, as applicable, aware and which would be reasonably likely to cause any representation or warranty in the merger agreement to be untrue or inaccurate in any material respect or (ii) any failure of us or Capital One Auto Finance to comply in a timely manner with or satisfy any covenant, condition or agreement in the merger agreement to be satisfied by us or Capital One Auto Finance.

      The merger agreement also contains covenants requiring us to:

•	hold a special meeting of stockholders for the purpose of considering the approval of the merger agreement;

•	recommend to our stockholders, through our board of directors, approval and adoption of the merger agreement and the transactions contemplated by the merger agreement;

•	mail this proxy statement to our stockholders as soon as practicable after the date of the merger agreement;

•	during the period from the date of the merger agreement through the effective time of the merger, (i) provide Capital One Auto Finance and its representatives with reasonable access to our properties, books, contracts, commitments and records and (ii) permit Capital One Auto Finance’s officers and executives responsible for our consolidated financial statements included in our filings with the Securities and Exchange Commission, our internal controls and our disclosure controls and procedures to discuss such matters as Capital One Auto Finance may deem reasonably necessary or appropriate for Capital One Financial Corporation, Capital One Auto Finance or us to satisfy our obligations under the Securities Exchange Act of 1934, as amended; and

•	redeem all of our outstanding 12 1/2% subordinated notes, due June 15, 2006 at the closing in a manner that prevents any default or event of default under the indenture for the notes from occurring as a result of the merger. Rather than complete the redemption of the notes on or prior to the closing date of the merger, we will, with Capital One Auto Finance’s consent, exercise our right under the indenture for the notes to deposit an amount of funds with the indenture trustee at or prior to the closing of the merger sufficient to cause the redemption of the notes in full (including payment of all principal, interest and premium amounts then due) on the March 15, 2005 interest payment date and thereby terminate our obligations under the indenture as of the closing date of the merger.

      For a discussion of the additional covenants relating to our directors’ and officers’ indemnification and insurance and our solicitation of other acquisition proposals, see “The Merger — Interests of Onyx’s Directors and Executive Officers in the Merger — Directors’ and Officers’ Indemnification and Insurance” and “The Merger Agreement — No Solicitation by Onyx” on pages 28 and 40, respectively.

      The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the sections of the merger agreement entitled “Covenants Relating to Company Conduct of Business” and “Additional Agreements” in Annex A included in this proxy statement.

Amendment and Waiver

      The merger agreement may be amended by the parties thereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger at the special meeting of our stockholders, but, after any such stockholder approval, no amendment can be made which by law requires further approval by such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

      At any time prior to the effective time of the merger, Onyx, Capital One Auto Finance and Foothill Services Corporation may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived. Any agreement by Onyx, Capital One Auto Finance or Foothill Services Corporation to an extension or waiver will be valid if set forth in a writing signed on behalf of such party.

Assignment

      Neither the merger agreement nor any of the rights, interests or obligations under the merger agreement may be assigned by any of the parties to the merger agreement (whether by operation of law or otherwise) without the prior written consent of the other parties.

VOTING AGREEMENTS

      The following description summarizes the material provisions of the voting agreements and is qualified in its entirety by reference to the complete text of the voting agreements. The form of voting agreement executed by certain of our executive officers, directors and employees is included in this proxy statement as Annex D. The voting agreements are substantially identical in all material respects. Annex D contains the complete terms of the voting agreements, and you should read it carefully and in its entirety.

      John W. Hall, our president and chief executive officer and one of our directors; Don P. Duffy, an executive vice president and our chief financial officer and one of our directors; Frank L. Marraccino, an executive vice president; Todd A. Pierson, an executive vice president and our chief operating officer; Vincent M. Scardina, an executive vice president and our treasurer; David G. MacInnis, our executive vice president of loan servicing; Michael A. Krahelski, an executive vice president, our secretary and general counsel; Rosie Hokanson, a senior vice president and our director of human resources; Gerald Wilkins, a vice president and our controller; Andy Sturm, a senior vice president and our chief information officer;

and Steve Baldwin, a vice president; who collectively held 789,425 shares, representing approximately 14% of the outstanding shares of our common stock as of the record date, have entered into voting agreements with Capital One Auto Finance. Pursuant to these voting agreements, each such stockholder has agreed, among other things, to vote or cause to be voted all shares of our common stock over which such stockholder has voting power:

•	in favor of approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	against any takeover proposal involving us by a third party and any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the merger and the other transactions contemplated by the merger agreement.

      Each of these stockholders has granted to Capital One Auto Finance an irrevocable proxy to vote all of the shares owned by such stockholder in accordance with the voting agreement on any matters which may be presented to our stockholders with respect to the merger agreement, the merger, the other transactions contemplated by the merger agreement or any takeover proposal involving us by a third party and any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the merger and the other transactions contemplated by the merger agreement.

      In connection with the voting agreements, each such stockholder further agreed not to sell or transfer the shares of our common stock held by such stockholder prior to the termination of such stockholder’s voting agreement. Each such stockholder’s voting agreement terminates upon the earlier of (i) the written consent of the parties to such voting agreement, (ii) the termination of the merger agreement in accordance with its terms, and (iii) the effective time of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table indicates the beneficial ownership, as of the close of business on November 17, 2004, of our common stock by (i) each person (or group of persons who have agreed to act together with respect to such stock) who is known by us to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each of our directors; (iii) our chief executive officer and each of the other named executive officers; and (iv) our directors and executive officers as a group. At such date, we knew of no person that beneficially owned more than 5% of the outstanding shares of our common stock other than as set forth below.

      The following table does not reflect that certain shares of common stock may be deemed to be beneficially owned by Capital One Auto Finance pursuant to voting agreements with certain of our executive officers, directors and stockholders. See “Voting Agreements” on page 45.

	Shares Beneficially
	Owned(1)

Name and Address(2)	Number	Percent

John W. Hall(3)	1,044,998	14.6%
G. Bradford Jones(4)	659,792	9.2%
Dimensional Fund(5)	379,800	5.3%
Don P. Duffy(6)	213,232	3.0%
Frank L. Marraccino(7)	168,336	2.3%
Vincent M. Scardina(8)	150,327	2.1%
Thomas C. Stickel(9)	93,016	1.3%
Todd A. Pierson(10)	112,587	1.6%
Michael A. Krahelski(11)	93,996	1.3%
David G. MacInnis(12)	81,886	1.1%
C. Thomas Meyers(13)	54,000	*
All directors and executive officers as a group (10 persons)(14)	2,672,170	37.3%

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned, subject to community property laws where applicable. The address of all directors and executive officers in this table, unless otherwise specified, is c/o Onyx Acceptance Corporation, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(3)	Includes 555,152 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(4)	Includes 1,250 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(5)	Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401 (“Dimensional”) in its capacity as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares of common stock described in this table that are owned by the Funds. All shares of common stock reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of common stock.

(6)	Includes 115,267 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(7)	Includes 122,542 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(8)	Includes 71,563 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(9)	Consists entirely of 93,016 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(10)	Includes 100,000 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(11)	Includes 88,000 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(12)	Includes 81,580 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(13)	Includes 50,000 shares of common stock issuable upon the exercise of options that will be exercisable prior to the effective time of the merger.

(14)	Includes (i) an aggregate of 1,278,370 shares of common stock issuable to our executive officers and directors upon the exercise of options that will be exercisable prior to the effective time of the merger and (ii) does not include shares owned by Dimensional.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Onyx files with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. Our Internet site address is http://www.onyxco.com. However, any information that is included on or linked to our Internet site is not a part of this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
CAPITAL ONE AUTO FINANCE, INC.,
FOOTHILL SERVICES CORPORATION
and
ONYX ACCEPTANCE CORPORATION
dated as of
September 21, 2004

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Defined Term	Section

1996 Plan	1.5(d)
Affiliate	7.1(h)
Agreement	Preamble
Benefit Plans	3.11(c)
Blue Sky Laws	2.3
Certificate of Merger	1.2
Certificates	1.6(b)
Claim	3.10
Closing	1.13
Code	1.6(d)
Company	Preamble
Company Annual Report	3.2(c)
Company Bylaws	3.2(a)
Company Charter	1.4(a)
Company Common Stock	1.5(b)
Company Disclosure Letter	3.2(a)
Company Permits	3.8
Company Preferred Stock	3.2(a)
Company Quarterly Reports	3.7
Company Regulatory Agreement	3.19
Company SEC Documents	3.5(a)
Company Series A Preferred Stock	3.2(a)
Company Stock Option Plans	3.2(a)
Company Stock Options	3.2(a)
Company Stockholder Meeting	5.1
Confidentiality Agreement	5.3
Constituent Corporations	Preamble
Contract	3.13(a)
Dealer	3.13(a)(iv)
Dealer Agreement	3.31(b)
D&O Insurance Tail	5.8(b)
DGCL	1.1
Dissenting Shares	1.12
Effective Time	1.2
Employees	3.11(a)
Environmental Laws	3.23
ERISA	3.11(c)
ERISA Affiliate	3.11(d)
Exchange Act	2.3
Fairness Opinion	3.27
Financed Vehicle	3.13(a)
Former Employees	3.11(a)

A-iv

Defined Term	Section

GAAP	3.5(b)
Governmental Approvals	6.1(c)
Governmental Entity	2.3
HSR Act	2.3
Indenture	5.10
Intellectual Property	3.18(a)
Intellectual Property Agreements	3.18(a)
IRCA	3.11(b)
IRS	3.11(d)
Knowledge of the Company	3.10
Leased Real Property	3.15(a)
Liens	3.2(b)
Made Available	3.5(a)
Material Adverse Effect	3.1
Material Contracts	3.31(a)
Merger	Recitals
Merger Consideration	1.5(c)
Non-Employees	3.11(a)
Notes	5.10
Obligor	3.13(a)
Other Intellectual Property	3.18(a)
Owned Intellectual Property	3.18(a)
Parent	Preamble
Parent Bylaws	2.3
Parent Charter	2.3
Paying Agent	1.6(a)
Payment Fund	1.6(a)
Person	4.1(d)
Personnel	3.18(f)
Protection Program	3.18(f)
Proxy Statement	3.6
Real Property Leases	3.15(a)
Receivables Schedule	3.13(b)
Residual Lines	3.31(d)
Rights Agreement	3.26
SEC	3.5
Securities Act	3.5
Securitization Agreements	3.31(c)
SOXA	3.30(c)
Sub	Preamble
Sub Bylaws	1.4(a)
Sub Charter	1.4(a)
Subsidiary	3.1
Superior Proposal	7.1(g)

A-v

Defined Term	Section

Surviving Corporation	1.1
Takeover Proposal involving the Company	4.2(a)
Tax Return	3.9(a)
Taxing Authority	3.9(a)
Taxes	3.9(a)
Title Document	3.13(a)(i)(A)
Warehouse Agreements	3.31(d)

A-vi

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2004 (this “Agreement”), is by and among Capital One Auto Finance, Inc., a Texas corporation (“Parent”), Foothill Services Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Onyx Acceptance Corporation, a Delaware corporation (the “Company”, and together with Sub, the “Constituent Corporations”).

W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein is advisable and fair to and in the best interests of their respective stockholders;

      WHEREAS, the respective Boards of Directors of Sub and the Company have each approved and adopted, at meetings of each such Board of Directors, this Agreement and have authorized the execution hereof and the Board of Directors of Parent has authorized the execution hereof;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and each of the stockholders of the Company identified in Exhibit A hereto are entering into voting agreements pursuant to which each such stockholder of the Company agrees to take specified actions in furtherance of the transactions contemplated hereby; and

      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE 1

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions hereof, and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

      SECTION 1.2     Effective Time. The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware at the time of the Closing. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.13).

      SECTION 1.3     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

      SECTION 1.4     Charter and Bylaws; Directors and Officers.

      (a) At the Effective Time, the Certificate of Incorporation of the Company (the “Company Charter”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by applicable law; provided, however, that such Certificate of Incorporation shall be amended to become, and as a result at the Effective Time shall without further action be, identical to the Certificate of Incorporation of Sub (the “Sub Charter”) as in effect immediately prior to the Effective Time except that Article I thereof shall be amended to change the name of the Surviving Corporation to the name of the Company. At the Effective Time, the Bylaws of Sub (the “Sub Bylaws”) as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with applicable law.

      (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.5     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is held in the treasury of the Company or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company, and any shares of Company Common Stock owned by Parent, shall be cancelled and no payment, capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $28.00 in cash payable to the holder thereof, without interest thereon (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.5(c). The Merger Consideration shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock prior to the Effective Time.

(d) (i) The Company shall cause each Company Stock Option (as defined in Section 3.2(a)) issued and outstanding under the Company 1996 Stock Option/ Stock Issuance Plan (as amended and restated as of April 23, 1998 and subsequently amended and restated as of March 31, 2000 and as of December 30, 2003) (the “1996 Plan”), to become fully vested and exercisable as of immediately prior to the Effective Time and permit the holders of such issued and outstanding Company Stock Options to exercise such Company Stock Options as of immediately prior to the Effective Time. A notice and election form to be mutually agreed upon by the Company and Parent shall be distributed by the Company to the holders of such Company Stock Options to permit such holders to elect to so exercise their Company Stock Options as of immediately prior to the Effective Time and Parent shall cause the Company to make a cash payment to such holders as promptly as practicable after the Closing (but in no event later than two business days after the Closing) equal to the number of shares of Company Common Stock for which each Company Stock Option is then exercisable multiplied by the per share Merger Consideration, less the aggregate exercise price of each such Company Stock Option and less any amounts required to be withheld pursuant to any applicable tax withholding requirements. The Company shall cause each Company Stock Option issued and outstanding under the Company Stock Option Plans (as defined in Section 3.2(a)) at the Effective Time, and which has not been exercised prior to the Effective Time, to be cancelled as of the Effective Time without payment thereon. All Company Stock Options when cancelled in accordance with this Section 1.5(d) shall cease to be outstanding, and each holder of such a Company Stock

Option and all other Persons (as defined in Section 4.1(d)) shall cease to have any rights with respect thereto.

(ii) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Company Stock Option Plans to terminate as of the Effective Time.

      SECTION 1.6     Exchange of Certificates.

      (a) Parent shall appoint a trust company or a commercial bank reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”). Prior to the Effective Time, Parent shall deposit with the Paying Agent the aggregate Merger Consideration under Section 1.5(c) (the “Payment Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 1.5(c) out of the Payment Fund.

      (b) Parent shall cause the Paying Agent, as soon as practicable after the Effective Time, to mail to each record holder (including nominee holders for distribution to beneficial holders) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and a Form W-9 to establish available exemptions from back-up withholding). Upon surrender for cancellation to the Paying Agent of one or more Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to this Article 1, and any Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to the holder of the Certificates.

      (c) The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with assets exceeding $1,000,000,000, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of their Merger Consideration or otherwise impair such holders’ respective rights hereunder. Parent must promptly replace any portion of the Payment Fund which the Paying Agent loses through investments.

      (d) If any Merger Consideration is to be paid to a name other than that in which the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any taxes required by reason of payment or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent.

      SECTION 1.7     Return of Payment Fund. Any portion of the Payment Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any former holder of

Company Common Stock for any such Merger Consolidation that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 1.8     No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates and the payments made in respect of exercised Company Stock Options in accordance with the terms hereof shall be deemed to have been paid and made in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates and such Company Stock Options.

      SECTION 1.9     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Paying Agent or the Parent, such Certificates shall be cancelled as provided in this Article 1.

      SECTION 1.10     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any Claim (as defined in Section 3.10) that may be made against them with respect to such Certificate, the Paying Agent will pay the Merger Consideration for such lost, stolen or destroyed Certificate.

      SECTION 1.11     Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

      SECTION 1.12     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any), who has the right to demand, and who properly demands, an appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of Company Common Stock of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Article 1. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands. Parent shall be responsible for all payments with respect to the Dissenting Shares, including all expenses associated with any negotiations and proceedings with respect to demands for appraisal under the DGCL.

      SECTION 1.13     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1909 K Street, N.W., Washington, D.C. at 10:00 a.m., local time, no later than the second business day following the fulfillment or waiver (if permitted by law) of the conditions set forth in Article 6 or at such other time and place as Parent and the Company shall agree.

ARTICLE 2

REPRESENTATION AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company as follows:

      SECTION 2.1     Organization, Standing and Power. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      SECTION 2.2     Authority. On or prior to the date of this Agreement, (a) the Boards of Directors of Parent and Sub have declared the Merger and this Agreement advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, (b) the Board of Directors of Parent has approved the execution of this Agreement in accordance with applicable law and (c) the Board of Directors of Sub has approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to filing of appropriate Merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by Parent as the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws or equitable principles in effect relating to creditors’ rights and remedies and general principles of equity.

      SECTION 2.3     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (v) of this Section 2.3 have been obtained and all filings and obligations described in clauses (i) through (v) of this Section 2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under, or result in the creation of any Lien (as defined in Section 3.2(b)) upon or default on any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (a) the Articles of Incorporation of Parent (the “Parent Charter”) or the Bylaws of Parent (the “Parent Bylaws”) or the Sub Charter or Sub Bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violation, default, right, loss or Lien that would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (iv) applicable bank holding company regulatory approval and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      SECTION 2.4     Brokers. No broker, investment banker or other Person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

      SECTION 2.5     Operations of Sub. Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities other than those necessary to consummate the transactions contemplated hereby.

      SECTION 2.6     Funds. Parent has, or will have prior to the Effective Time, sufficient funds available to satisfy the obligation to pay the Merger Consideration.

      SECTION 2.7     Information Supplied. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 3.6) will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion in such document.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub that, except as otherwise set forth in a specific section of the Company Disclosure Letter that references a specific representation or warranty in this Article 3:

      SECTION 3.1     Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement (a) “Material Adverse Effect” means, when used with respect to Parent, the Company or the Surviving Corporation, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or is reasonably expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, as the case may be; and (b) “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or the Surviving Corporation, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

      SECTION 3.2     Capital Structure.

      (a) As of the date hereof, the authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”), of which 200,000 shares have been designated as Series A Participating Preferred Stock, par value $.01 per share (the “Company Series A Preferred Stock”). At the close of business on September 16, 2004, (i) 5,260,577 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding and 200,000 shares of Company Series A Preferred Stock were reserved for issuance pursuant to the Rights Agreement (as defined in Section 3.26), (iv) 1,905,987 shares of Company Common Stock were reserved for issuance pursuant to options to purchase shares of Company Common Stock (“Company Stock Options”) issued and outstanding pursuant to (x) the 1996 Plan, (y) the Company Second Amended and Restated 1994 Stock Option Plan and (z) the Company 1994 Special Performance Option Grant Plan (collectively, the “Company Stock Option Plans”) and (v) the weighted average exercise price of all outstanding Company Stock Options with an exercise price per share of Company Common Stock less than the Merger Consideration was $5.18. The Company Stock Option Plans are the only benefit plans, programs, policies, arrangements or agreements of the Company or its Subsidiaries under which any securities of the Company are issuable. As of the date of this Agreement, except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, except (i) as set forth above and (ii) as set forth in Section 3.2 of the disclosure letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Disclosure Letter (the “Company Disclosure Letter”), there are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. True, complete and correct copies of the Company Charter and the Bylaws of the Company, as amended (the “Company Bylaws”), have been delivered to Parent.

      (b) Each outstanding share of capital stock (or other voting security or equity equivalent) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent) is owned by the Company or another wholly owned Subsidiary of the Company (other than shares of CU Acceptance Corporation, which is majority owned by the Company), free and clear of all security interests, liens, Claims, pledges, third party rights or restrictions, options, mortgages, title imperfections, defects, objections, easements, encroachments, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, “Liens”) other than such Liens which (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

      (c) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC (as defined in Section 3.5) (the “Company Annual Report”), was, at the time so filed, a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

      SECTION 3.3     Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (a) declared the Merger and this Agreement advisable and fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement in accordance with the DGCL, (c) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and (d) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (i) approval of this Agreement by the stockholders of the Company and (ii) the filing of appropriate Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws or equitable principles in effect relating to creditors’ rights and remedies and general principles of equity. The filing of the Proxy Statement with the SEC has been duly authorized by the Company’s Board of Directors.

      SECTION 3.4     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in clauses (i) through (v) of this Section 3.4 have been obtained and all filings and obligations described in clauses (i) through (v) of this Section 3.4 have been made, except as set forth in Section 3.4(a) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the Company Charter or the Company Bylaws, (b) any provision of the comparable charter or organization documents of any of the Company’s Subsidiaries or any off-balance sheet trusts or other entities of the Company or any of its Subsidiaries, (c) any loan or credit agreement, note, bond, mortgage, indenture, securitization agreement, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is a party or is subject or (d) any judgment, order or decree or, to the Knowledge of the Company, any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b), (c) or (d), any such violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The NASDAQ Stock Market, (iv) items set forth in Section 3.4(b) of the Company Disclosure Letter (other than pursuant to Real Property Leases (as defined in Section 3.15(a)) which are addressed in Section 3.15) and (v) such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      SECTION 3.5     SEC Documents; Financial Statements; Other Documents.

      (a) The Company has timely filed all required documents with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2001, including all certifications and statements required by (i) the SEC’s order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act or (iii) 18 U.S.C. Section 1350 (Section 906 of SOXA (as defined in Section 3.30(c)) with respect to such documents (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), SOXA or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has Made Available to Parent copies of all (x) Company SEC Documents and (y) comment letters received by the Company from the SEC since December 31, 2001 and all responses to such comment letters by or on behalf of the Company. “Made Available” means, with respect to any document or information, that such document or information was present and available for inspection by Parent and its representatives in the due diligence document review room to which Parent and its representatives had access on September 12, 13 and 14, 2004 at the Company’s headquarters or was actually delivered to Parent by or on behalf of the Company prior to the date of this Agreement.

      (b) The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted U.S. accounting principles and SEC Regulation S-X (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, the Company has not, since December 31, 2001, made any material change in the accounting practices or policies applied in the preparation of financial statements.

      (c) Section 3.5(c) of the Company Disclosure Letter lists, and the Company has Made Available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company or its Subsidiaries since December 31, 2001. Each of (i) PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the consolidated financial statements (including, in each case, any notes thereto) of the Company as of and for the periods ended December 31, 2002 and for all periods prior thereto included in the Company SEC Documents and (ii) Grant Thorton LLP, which has expressed its opinion with respect to the consolidated financial statements (including, in each case, any notes thereto) of the Company as of December 31, 2003 and for the year then ended included in the Company SEC Documents, is and has been, as required, throughout the periods covered by such respective financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of SOXA), (y) “independent” with respect to the Company within the meaning of Regulation S-X of the SEC and

(z) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Section 3.5(c) of the Company Disclosure Letter lists all non-audit services performed by each of PricewaterhouseCoopers LLP and Grant Thorton LLP for the Company and its Subsidiaries since December 31, 2001.

      SECTION 3.6     Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement relating to the Company Stockholder Meeting (the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion in such document. The Proxy Statement will comply as to form with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall promptly inform Parent of the discovery of any information which should be set forth in a supplement to the Proxy Statement.

      SECTION 3.7     Absence of Certain Changes or Events. Except as disclosed in Section 3.7 of the Company Disclosure Letter and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 filed with the SEC (the “Company Quarterly Reports”), since December 31, 2003: (a) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Company; (b) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock except for the cash dividends to stockholders of the Company paid during 2004 and disclosed in the Company Quarterly Reports or any Reports on Form 8-K filed with the SEC by the Company since December 31, 2003 and prior to the date of this Agreement; and (d) there has been no Material Adverse Effect with respect to the Company.

      SECTION 3.8     Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      SECTION 3.9     Tax Matters.

      (a) For purposes of this Agreement, (i) “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, withholding and other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority and (iii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

      (b) All material federal, state, local, foreign and other Tax Returns of the Company and its Subsidiaries (including any consolidated Tax Returns that include the income or loss of the Company or any of its Subsidiaries) required by law to be filed or sent as of the Effective Time have been or will be duly filed or sent, and such returns are or will be true, complete and correct in all material respects. All material Taxes imposed upon the Company or any of its Subsidiaries or any of the properties, assets or income of the Company or any of its Subsidiaries which are due and payable through the Effective Time or claimed by any Taxing Authority to be due and payable through the Effective Time have been or will be paid or reserved for, or adequate provision will be made therefor in accordance with GAAP, as of the Effective Time, other than Taxes being contested in good faith by the Company or any of its Subsidiaries concerning an aggregate amount which is not material to the business of the Company or any of its Subsidiaries.

      (c) Except as set forth in Section 3.9 of the Company Disclosure Letter, there are: (i) no material Tax Claims pending against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries knows of any threatened Claim for Tax deficiencies or any basis for such Claims; (ii) no Tax Returns for the Company or any of its Subsidiaries that have been or are currently being examined by any Taxing Authority; and (iii) not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any Taxing Authority.

      (d) The Company and each of its Subsidiaries have paid or are withholding and will pay when due to the proper Taxing Authorities all material withholding amounts required to be withheld with respect to all Taxes, including sales and use Taxes and Taxes on income or benefits and taxes for unemployment, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its Subsidiaries.

      (e) Neither the Company nor any of its Subsidiaries has any liability for any material federal, state, local, foreign or other Taxes of any corporation or entity other than the Company and its Subsidiaries, including any liability arising from the application of U.S. Treasury Regulation § 1.1502-6 or any analogous provision of state, local or foreign law.

      (f) Neither the Company nor any of its Subsidiaries is or has been a party to any material Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

      (g) Neither the Company nor any of its Subsidiaries is or has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and neither Parent nor Sub is required to withhold Tax on the purchase of Company Common Stock pursuant to the Merger by reason of Section 1445 of the Code.

      SECTION 3.10     Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Disclosure Letter, there are no outstanding and unsatisfied orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers or employees of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Benefit Plan (as defined in Section 3.11(c)) that, individually or in the aggregate, (i) would have a Material Adverse Effect on the Company or involve the potential for loss in the aggregate in excess of $250,000 or (ii) materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Disclosure Letter, there are no actions, suits, claims, litigation or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers or employees, as such, or any of its or their properties, assets or business or any Benefit Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby. As of the date hereof, there are no actions, suits, claims, litigation or legal, administrative, governmental or arbitration proceedings or investigations (“Claims”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their present or former officers, directors or employees or any of its or their properties, assets or business or any Benefit Plan, in each case relating to the transactions contemplated by this Agreement. Section 3.10 of the Company Disclosure Letter sets forth a list of all outstanding actions, suits, litigation or legal, administrative, governmental or arbitration proceedings or formal investigations to which the Company or any of its Subsidiaries is a party, excluding bankruptcies and deficiency collection matters other than deficiency collection matters where the Company is a defendant. For purposes of this Agreement, “Knowledge of the Company” means the knowledge of the individuals identified on Section 3.10 of the Company Disclosure Letter after reasonable inquiry.

      SECTION 3.11     Employees; Employee Benefits.

      (a) Copies of all material written agreements with, concerning or relating to all current employees of the Company and its Subsidiaries (the “Employees”) and former employees of the Company and its Subsidiaries (“Former Employees”), including union and collective bargaining agreements, and all material employment policies, and all amendments and supplements thereto, have been Made Available to Parent, and a list of all such agreements and policies is set forth on Section 3.11(a) of the Company Disclosure Letter. The Company does not currently offer or provide retiree health and other insurance benefits to Former Employees or their dependents, survivors or beneficiaries, and neither the Company nor any of its Subsidiaries has any liabilities (contingent or otherwise) with respect thereto except as otherwise required by Section 4980B of the Code, the comparable provisions of ERISA (as defined in Section 3.11(c)) or similar provisions of applicable state law. Except for individual automobile loans for not more than $50,000 and except as set forth in Section 3.11(a) of the Company Disclosure Letter, there are no outstanding loans from the Company or any of its Subsidiaries to any Employees or Former Employees. There are no outstanding loans to John W. Hall and any prior loans to Mr. Hall, and the retirement thereof, complied with all applicable laws, including SOXA. Except as set forth on Section 3.11(a) of the Company Disclosure Letter, since December 31, 2003, the Company and its Subsidiaries have not, in any material respect taken as a whole, (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees or Former Employees, (ii) provided any of the Employees with any increased security or tenure of employment, (iii) increased the amounts payable to any of the Employees upon the termination of any such Employee’s employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees or Former Employees under any Benefit Plan. To the Knowledge of the Company, all individuals who, in the last 24 months, have performed services for the Company or its Subsidiaries as a consultant or independent contractor (“Non-Employees”) are independent contractors and are not employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material liability to or with respect to such Non-Employees for the withholding or payment of any income or social security taxes, the provision of benefits under any Benefit Plans or for any other charges, taxes or benefits with respect thereto. Copies of each agreement with any Non-Employee pursuant to which the Company or any of its Subsidiaries may have any material liability or which are not terminable upon less than 30 days notice have been Made Available to Parent and a list of all such agreements is set forth on Section 3.11(a) of the Company Disclosure Letter.

      (b) The Company and each of its Subsidiaries has complied in all material respects with all laws, statutes, rules and regulations applicable with respect to any employees, terms and conditions of employment and wages and hours in each of the jurisdictions in which it operates or does business, and no Claims have been made nor are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising out of or relating to or alleging any violation of any of the foregoing. The Company and each of its Subsidiaries has complied in all material respects with the employment eligibility verification form requirements under the Immigration Reform Control Act, as amended (“IRCA”), with respect to Employees and with the paperwork provisions and anti-discrimination provisions of IRCA and has obtained and maintained the employee records and I-9 forms with respect to the Employees in proper order as required by law. The Company is not currently employing any Employees who are not authorized to work in the United States.

      (c) Section 3.11(c) of the Company Disclosure Letter sets forth a list of each material defined benefit and defined contribution plan, retirement plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, unemployment compensation plan or program, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), medical or life insurance plan, cafeteria or flexible benefits plan, fringe benefit plan, employee stock option or stock purchase plan, severance pay, termination or salary continuation plan, change in control plan, program or arrangement, retention plan or program and each other employee benefit plan, program, policy, agreement or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined in Section 3.11(d)), to which the Company or any of its ERISA Affiliates is a party, in which the Company or any of its ERISA Affiliates participates, which the Company or any of its ERISA Affiliates has a commitment to create or under or with respect to which the Company or any of its ERISA Affiliates may have any material liability or material contingent liability, all of which are hereinafter referred to as the “Benefit Plans.” Except as set forth in Section 3.11(c) of the Company Disclosure Letter, neither Parent nor the Company will incur any liability (including any increased liability) under any severance agreement, deferred compensation agreement, employment agreement, similar agreement or Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

      (d) Except as set forth on Section 3.11(d) of the Company Disclosure Letter or as would not have a Material Adverse Effect on the Company, each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to meet the requirements for qualification under Section 401(a) of the Code and exemption from federal Income Taxes under Section 501(a) of the Code meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. Federal Income Tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the “IRS”) with respect to each plan and trust and each amendment thereto, including all amendments for which the remedial amendment period (as defined under applicable Treasury Regulations) has expired; and since the date of such determination letter, if any, there have been no circumstances which are likely to adversely affect the qualification of such plan. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or Former Employees. With respect to each Benefit Plan, the Company has heretofore Made Available to Parent complete and correct copies of the following documents, where applicable: (i) the three most recent annual reports (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications thereof, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the most recent actuarial report, if any, relating to the Benefit Plan and (vi) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefit plan. The term “ERISA Affiliate” means, with respect to any Person, any corporation or other trade or business under common control with such Person within the meaning of Section 414(b) or (c) of the Code. All of the Subsidiaries of the Company are ERISA Affiliates of the Company.

      (e) Except as described in Section 3.11(e) of the Company Disclosure Letter, none of the assets of any Benefit Plan is invested in employer securities or employer real property. There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may reasonably be expected to give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.

      (f) With respect to the six consecutive year period ending as of the Effective Time, none of the Benefit Plans was or is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA and no Benefit Plan was or is subject to (i) Title IV of ERISA or (ii) Section 412 of the Code or parallel provision of ERISA. All contributions required to be made to or with respect to each Benefit Plan prior to the date hereof have been made or have been accrued for in the books and records of the Company or its ERISA Affiliates for all periods through the date hereof.

      (g) Except as set forth on Section 3.11(g) of the Company Disclosure Letter or as would not have a Material Adverse Effect on the Company, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of the Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; each Benefit Plan has, in all material respects, been administered to date in accordance with the applicable provisions of ERISA, the Code and other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained; there has been no correction of any defects with respect to a Benefit Plan subject to Section 401(a) of the Code or its operation pursuant to any procedures established, or program permitted, by the IRS or otherwise within the 36-month period prior hereto; all reports and information required to be filed with the Department of Labor or the IRS with respect to any Benefit Plan have been timely filed or delivered; there is no Claim pending or, to the Knowledge of the Company, threatened involving a Benefit Plan (other than routine claims for benefits), and, to the Knowledge of the Company, there is no basis for such a Claim; none of the Benefit Plans nor any fiduciary thereof has been, to the Knowledge of the Company, the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor or any other Governmental Entity with respect to a Benefit Plan; and there has not been and will be no “parachute payment” (as defined in Section 280G(b)(2) of the Code) to any of the Employees prior to the Closing or as a result of the transactions contemplated by this Agreement.

      (h) Except as set forth in Section 3.11(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any Employee indicating that such Employee intends to terminate its employment with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no Employee intends to terminate its employment with the Company or any of its Subsidiaries.

      SECTION 3.12     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. No labor union or other collective bargaining unit represents or has ever represented any of the Employees in connection with their employment with the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown, work stoppage, picketing, filed grievance, unfair labor practice charge, investigation, complaint or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike, slowdown, work stoppage, picketing, filed grievance, unfair labor practice charge, investigation, complaint or other proceeding would not have a Material Adverse Effect on the Company. No consent of any labor union or other collective bargaining unit representing Employees is required to consummate the transactions contemplated by this Agreement.

      SECTION 3.13     Receivables. Except as set forth in Section 3.13(a) of the Company Disclosure Letter:

(a) As to each retail installment sales contract and security agreement or installment loan agreement and security agreement pursuant to which the obligor(s) thereunder (the “Obligor”) has financed the purchase of an automobile, light-duty truck or van (a “Financed Vehicle”) and granted a security interest therein to the Company or any of its Subsidiaries, including those that have been sold or assigned to a securitization trust of the Company or any of its Subsidiaries, (each, a “Contract”) and that is reflected on the books and records of the Company or one of its Subsidiaries:

(i) Each Contract is secured by a valid and enforceable first priority security interest in favor of the Company or one of its Subsidiaries in the related Financed Vehicle, and such security interest has been duly perfected and is prior to all other Liens upon such Financed Vehicle which now exist or may hereafter arise or be created (except, as to priority, for any Lien for unpaid taxes or unpaid storage or repair charges or any Lien created pursuant to a Securitization Agreement or a Warehouse Agreement) (as defined in Section 3.31(d)).

(A) If the related Contract was originated in a state in which notation of a security interest on the certificate of title for, or other evidence of ownership of, such Financed Vehicle (the “Title Document”) (or in the electronic title records) is required or permitted to perfect the security interest in the related Financed Vehicle, and (x) was originated 180 days or more prior to the date of this Agreement, the Title Document or the electronic title records for such Financed Vehicle shows the Company or one of its Subsidiaries named as the original secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle; or (y) was originated less than 180 days prior to the date of this Agreement, the Title Document or the electronic title records for such Financed Vehicle within 180 days from the date of origination will show the Company named as the original secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle; and

(B) if the related Contract was originated in a state in which the filing of a financing statement under that state’s Uniform Commercial Code is required to perfect a security interest in motor vehicles, and (x) was originated 180 days or more prior to the date of this Agreement, such filings or recordings have been duly made and show the Company named as the original secured party under the related Contract or (y) was originated less than 180 days prior to the date of this Agreement, such filings or recordings within 180 days from the date of origination will be duly made and will show the Company named as the original secured party under the related Contract. With respect to each Contract for which the Title Document has not yet been returned from the registrar of titles in the applicable jurisdiction (or evidenced in the electronic title records), the Company has written evidence that such Title Document showing the Company as first lienholder has been applied for.

(ii) The Company or one of its Subsidiaries has good and marketable title to and is the sole owner of each Contract free of all Liens other than those created pursuant to a Securitization Agreement or a Warehouse Agreement and any Lien for unpaid taxes or unpaid storage or repair charges.

(iii) There is no right of rescission, offset, defense or counterclaim to the obligation of the related Obligor(s) to pay the unpaid principal and interest due under such Contract; the operation of the terms of such Contract or the exercise of any right thereunder will not render such Contract unenforceable in whole or in part or subject such Contract to any right of rescission, offset, defense or counterclaim, and neither the Company nor any of its Subsidiaries has Knowledge that such right of rescission, offset, defense or counterclaim has been asserted or threatened.

(iv) Each Contract, and the sale of the Financed Vehicle sold thereunder, complied, at the time it was made, in all material respects with all applicable federal, state and local laws (and regulations thereunder), including usury, equal credit opportunity, fair credit reporting, truth-in-lending and other similar laws, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, state adoptions of the National Consumer Act and the Uniform Consumer Credit Code, and other applicable state laws regulating retail installment sales contracts and loans in general and motor vehicle retail installment contracts and loans in particular. Each Contract was acquired from the seller of the Financed Vehicle (a “Dealer”), which Dealer originated and assigned such Contract without any fraud or misrepresentation on the part of the Company or any of its Subsidiaries.

(v) Each Contract is the legal, valid and binding obligation of the related Obligor(s) thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; each party to such Contract had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby; the terms of such Contract have not been waived, amended or modified in any respect, except by instruments that are part of the related Contract documents, and no such waiver, amendment or modification has caused such Contract to fail to meet all of the representations, warranties and conditions, set forth herein with respect thereto. No Obligor on such Contract is a federal, state or local government entity.

(vi) Each Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder or assignee thereof adequate for the practical realization against the collateral of the benefits of the security, subject, as to enforceability, to bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

(vii) Except for payment or insurance delinquencies, to the Knowledge of the Company, (a) there is no default, breach, violation or event permitting acceleration existing under any Contract, (b) there does not exist any continuing condition that with notice or lapse of time or both would constitute a default, breach, violation or event permitting acceleration under such Contract, and (c) neither the Company nor any of its Subsidiaries has waived any such default, breach, violation or event permitting acceleration.

(viii) Each Financed Vehicle is covered by Creditors Comprehensive Single Interest Insurance Policy covering losses with respect to the Contracts, which policy has been issued by Great American Insurance Company; each of the Company and its Subsidiaries has at all times complied with all of the provisions of such insurance policy applicable to it so long as such insurance policy is in effect.

(ix) Each Contract requires that the related Obligor(s) obtain and maintain in effect for the related Financed Vehicle a comprehensive and collision insurance policy (i) in an amount at least equal to the lesser of (x) its maximum insurable value or (y) the principal amount due from the related Obligor(s) under such Contract, (ii) naming the Company as a loss payee and (iii) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage and the Company has in place a vendor’s single interest insurance policy providing coverage upon repossession of the related Financed Vehicle in an amount equal to the lesser of the actual cash value of such Financed Vehicle, the cost of repair or replacement for such Financed Vehicle and the unpaid balance of the related Contract. Each of the Company and its Subsidiaries has at all times complied with all of the provisions of such insurance policies applicable to it.

(x) Payments under each Contract have been applied as provided in the applicable Contract, and are due monthly in substantially equal amounts through its maturity date sufficient to fully amortize the principal balance of such Contract by its maturity date.

(xi) There is only one original of each Contract and such original, together with (a) the original credit application of the Obligor thereunder; (b) either (i) the original Title Document for the related Financed Vehicle or a duplicate copy thereof issued or certified by the registrar of titles which issued the original thereof (or, with respect to certain of the Financed Vehicles, evidence of the electronic Title Document), together with evidence of perfection of the security interest in the related Financed Vehicle granted by such Contract, as determined by the Company to be permitted or required to perfect such security interest under the laws of the applicable jurisdiction, or (ii) written evidence that the Title Document for such Financed Vehicle showing the Company as first lienholder has been applied for; (c) any agreement(s) modifying the Contract (including any extension agreement(s)); (d) any documents evidencing or related to any insurance policy with respect to the Financed Vehicle and (e) any documents specifically relating to the Obligor or the Financed Vehicle, is being held by the Company or one of its Subsidiaries or Schick Records Management.

(xii) At the date of origination of each Contract, the original principal balance of such Contract was not greater than the purchase price to the related Obligor(s) (including taxes, warranties, licenses and related charges) of the related Financed Vehicle.

(xiii) No Obligor under such Contract was in bankruptcy proceedings at the time of origination of the Contract.

(xiv) Each Contract had an original maturity of not more than 72 months.

(xv) The related Obligor(s) were located in the United States at the time of origination.

(xvi) The Obligor on each Contract is either (A) a natural person residing in any state or (B) another entity, provided that a natural person is a joint and several Obligor with respect to such Contract.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth schedules (the “Receivables Schedules”) of delinquencies, charge-offs and repossessions, (i) in absolute dollars and (ii) as a percentage of “managed receivables” as set forth in the financial statements of the Company or its Subsidiaries, or securitization trusts of the Company or any of its Subsidiaries, with respect to the Contracts, during the prior (w) 29 days, (x) 30 to 59 days, (y) 60 to 89 days and (z) 90 or more days, in each case as of (A) June 30, 2004, (B) July 31, 2004 and (C) August 31, 2004.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth (i) the aggregate number and aggregate amount (in U.S. dollars) of Contracts purchased by the Company or its Subsidiaries during each month ended (A) July 31, 2004 and (B) August 31, 2004 and (ii) with respect to each such aggregate amount (in U.S. dollars), the amount thereof classified under the Company’s “Gold” program.

(d) Each securitization entity (other than securitization trusts) of the Company or any Subsidiary of the Company meets the qualifications set forth in the definition of the term, and accordingly is a, Subsidiary of the Company as defined in this Agreement.

      SECTION 3.14     Title of Property and Assets. Except as set forth in Section 3.14 of the Company Disclosure Letter or as would not have a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or a valid leasehold interest in or license to use, the property and assets (real, personal, mixed, tangible and intangible) reflected in the Company Annual Report or acquired since the date thereof, free and clear of all Liens, except such Liens which do not materially impair the Company’s or any such Subsidiary’s ownership or use of such property or assets. With respect to the property and assets it leases, except as would not have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries are in compliance with such leases and all leases to which the Company or any of its Subsidiaries are a party are in full force and effect and constitute valid and binding obligations of the Company or the Subsidiary, as the case may be. Except as would otherwise not have a Material Adverse Effect on the Company, the Company’s and each of its Subsidiaries’ assets constitute all of the properties, interests, assets and rights (real, personal, mixed, tangible and intangible) held for use or used in connection with the business and operations of the Company and its Subsidiaries.

      SECTION 3.15     Real Property.

      (a) Set forth in Section 3.15 of the Company Disclosure Letter is a list of all material leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the

Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”).

      (b) Except as provided in Section 3.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.

      (c) Except as provided in Section 3.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any real property.

      (d) Except as set forth in Section 3.15 of the Company Disclosure Letter, as to all of the Real Property Leases, except as would otherwise not have a Material Adverse Effect on the Company, (i) they are enforceable in accordance with their respective terms and constitute valid and binding obligations of the respective parties thereto, (ii) there have not been and there currently are not any material defaults thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (iii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord thereunder to terminate any of the Real Property Leases, (iv) all rent and additional rent payable thereunder has been paid in full, (v) except as set forth in the Real Property Leases Made Available to Parent, no waiver, indulgence or postponement of any of the obligations of the Company or any of its Subsidiaries thereunder has been granted, (vi) there are no oral agreements with respect to any of the Real Property Leases, (vii) the continuation, validity and effectiveness of all of the Real Property Leases under the current material terms thereof will in no way be affected by the Merger and (viii) there are no material disputes or forbearance programs in effect, as to any of the Real Property Leases.

      SECTION 3.16     Insurance. Section 3.16 of the Company Disclosure Letter contains a list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company or any of its Subsidiaries. All such insurance policies are in the name of the Company or its Subsidiaries, and all premiums with respect to such policies have been paid when due. All such policies are in full force and effect, and neither the Company nor any of its Subsidiaries has received notice of cancellation or termination of any such policy. To the Knowledge of the Company, since December 31, 2001, neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies, other than the receipt of insurance industry standard “non-renewal” letters (none of which have given rise to the revocation, rescission or termination of any such policy prior to the end of the policy term) or letters from insurance providers notifying the Company that such providers are exiting certain risk markets. Except as set forth in Section 3.16 of the Company Disclosure Letter, no material claim under any such policy is pending as of the date hereof.

      SECTION 3.17     Business Relations. Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any lender, customer, Dealer, counterparty to any securitization transaction, consultant, contractor, supplier or vendor indicating that it intends to terminate or modify its business relationship with the Company or any of its Subsidiaries, which termination or modification would have a Material Adverse Effect on the Company.

      SECTION 3.18     Intellectual Property.

      (a) Section 3.18(a)(i) of the Company Disclosure Letter contains a list of all material Intellectual Property (as defined in this Section 3.18(a)) owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”), indicating the owner of each item thereof and those items that have been registered or are the subject of a pending application. Section 3.18(a)(ii) of the Company Disclosure Letter contains a list of all material Intellectual Property used by the Company or any of its Subsidiaries other than the Owned Intellectual Property (the “Other Intellectual Property”), indicating the licensee of each item thereof and those items that have been registered or are the subject of a pending application. All material contracts, sublicenses, assignments and indemnities which govern rights or obligations of the Company or any of its Subsidiaries with respect to any Intellectual Property (the “Intellectual Property Agreements”) have been Made Available to Parent. Correct and complete copies of all written items identified in Sections 3.18(a)(i) and (ii) of the Company Disclosure Letter have been Made Available to Parent. “Intellectual Property” means any and all: United States and foreign patents and patent applications (including continuations, continuations-in-part, divisionals, provisionals, reissues and re-examinations thereof); registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; copyrights and copyright registrations (and applications for the same); trade secrets (including know how); computer data; computer programs and software (in source code and object code form) and firmware and all related programming, user and systems documentation; proprietary inventions, processes, designs (whether or not patentable or reduced to practice) and formulae; and all other intellectual property rights and assets.

      (b) The Company and its Subsidiaries own and have, and immediately after the Effective Time the Surviving Corporation will own and have, the entire right, title and interest in and to the Owned Intellectual Property and the unrestricted right, subject to the express provisions of the applicable Intellectual Property Agreement, to use the Other Intellectual Property, in each case free and clear of any Liens. The Owned Intellectual Property and Other Intellectual Property comprise all of the Intellectual Property necessary for, and the computer software and firmware included therein have all of the performance capabilities, characteristics and functions described in their documentation and specifications and as are necessary for, the conduct and operation of the business of the Company and its Subsidiaries as presently conducted and as contemplated by the Company to be conducted. The Company possesses technical documentation relating to computer software that is Owned Intellectual Property or Other Intellectual Property and such technical documentation relating to computer software that is Owned Intellectual Property includes all the source code, system documentation, statements of principles of operation, schematics, tools and explanation necessary to render such materials understandable and usable by a computer programmer of reasonable skill. To the Knowledge of the Company, none of the Owned Intellectual Property or Other Intellectual Property contains any virus, computer instructions, circuitry or other technological means intended to disrupt, damage or interfere with operation of applicable software.

      (c) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with any rights of any Person in respect of any Intellectual Property. To the Knowledge of the Company, none of the Owned Intellectual Property or Other Intellectual Property is being infringed or otherwise used or is available for use by any other Person, except for software licensed by the Company or any of its Subsidiaries from third parties that was not developed for the exclusive use of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has used or incorporated within any of the Owned Intellectual Property any software that contains or is derived in any manner from, in whole or in part, any software distributed as free software, shareware, open source software (e.g., Linux), or under similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/ Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License(s); (iv) the Netscape Public License; (v) the Berkeley software design (BSD) license including Free BSD or BSD-style license; (vi) the Sun Public License (SPL); (vii) an Open Source Foundation License (e.g., CDE and Motif Unix user interfaces); and (viii) the Apache Server License.

      (d) The Intellectual Property Agreements (i) are valid, legal, binding, enforceable and in full force and effect in accordance with their terms, and no material default, violation or breach exists thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred and is continuing that, with notice or the passage of time or both, would constitute a default, violation or breach thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, and (ii) are free and clear of all Liens. All royalties, license fees, charges or other amounts payable by, on behalf of, to or for the account of the Company or any of its Subsidiaries in respect of any Intellectual Property are disclosed in the consolidated financial statements of the Company contained in the Company SEC Documents. All such amounts payable by, on behalf of, or for the account of the Company or any of its Subsidiaries will be fully paid up as of the Effective Time.

      (e) No Claim or demand of any Person has been made, nor is there any Claim pending or, to the Knowledge of the Company, threatened, which (i) challenges the rights of the Company or any of its

Subsidiaries in respect of any Intellectual Property, (ii) asserts that the Company or any of its Subsidiaries is infringing, has misappropriated or is otherwise in conflict with, or is, except as disclosed in the consolidated financial statements of the Company contained in the Company SEC Documents, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or otherwise asserts that a license or other Intellectual Property right is necessary or desirable for the Company or any of its Subsidiaries to conduct its business, or (iii) claims that any default exists under any Intellectual Property Agreement. Since January 1, 2001, none of the Owned Intellectual Property or, to the Knowledge of the Company, the Other Intellectual Property has been subject to any outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or has been the subject of any claim, demand, action, suit, litigation or legal, administrative or arbitration proceeding or investigation.

      (f) Except as set forth in Section 3.18(f) of the Company Disclosure Letter, each of the Employees, agents, consultants, contractors and others who has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or any of its Subsidiaries (“Personnel”): (i) has assigned to the Company or one of its Subsidiaries, or is under a valid obligation to assign to the Company or one of its Subsidiaries (or to a Person who is obligated by contract to assign the same to the Company or one of its Subsidiaries), all right, title and interest in such Intellectual Property; (ii) is a party to a valid “work-made-for-hire” agreement under which the Company or one of its Subsidiaries is deemed to be the original owner/author of all subject matter included in such Intellectual Property; or (iii) to the extent that Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Company or one of its Subsidiaries a license or other legally enforceable right granting the Company or one of its Subsidiaries perpetual, unrestricted and royalty-free rights to use such Intellectual Property. Immediately after the Effective Time, the Surviving Corporation and its Subsidiaries shall own all right, title and interest of the Company and its Subsidiaries under all of the assignments, agreements, licenses and other arrangements described in the foregoing clauses (i), (ii) and (iii). Each of the Company and its Subsidiaries has taken all reasonable, customary and usual precautions, including electronic and physical security precautions, to protect the secrecy, confidentiality and value of its trade secrets and confidential information and all third party confidential information in its possession (the “Protection Program”) and, to the Knowledge of the Company, there has been no material violation of the Protection Program by any Person.

      SECTION 3.19     Agreements with Governmental Entities. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner related to its capital adequacy, its credit policies, its management or its business (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 1999 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

      SECTION 3.20     Investment Securities. Except for its interests in any of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries (a) owns, has any right to acquire or is involved in negotiations to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (b) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person.

      SECTION 3.21     Interest Rate Risk Management Instruments. Section 3.21 of the Company Disclosure Letter sets forth the notional amount and fair value of each interest rate swap, cap, floor and option agreement and other interest rate risk management arrangement, and such instruments, whether entered into for the account of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and with counterparties reasonably believed by the Company to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, the counterparties, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws or equitable principles in effect relating to creditors’ rights and remedies and general principles of equity), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      SECTION 3.22     Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC, (b) liabilities disclosed in Section 3.22 of the Company Disclosure Letter and (c) liabilities incurred since June 30, 2004 (i) in the ordinary course of business consistent with past practice, or (ii) outside the ordinary course not in excess, in the aggregate (exclusive of any matter set forth in Section 3.10 of the Company Disclosure Letter), of $250,000, at June 30, 2004, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company’s financial statements in accordance with GAAP).

      SECTION 3.23     Environmental Liability. There are no Claims or remediation activities of any nature seeking to impose, or that could reasonably result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance relating to the protection of the environment or human health including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“Environmental Laws”), pending or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries. To the Knowledge of Company, there is no reasonable basis for any such Claim or remediation activity that would impose any material liability or obligation on the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws in all material respects and has no material liability under any Environmental Law.

      SECTION 3.24     Off-Balance Sheet Financials and Related Documents. Each of (a) the off-balance sheet financial information with respect to special purpose entities and related matters as set forth in Section 3.24(a) of the Company Disclosure Letter and (b) the records and reports with respect to delinquencies and static pool losses that have been delivered to Parent or its financial advisors prior to the date of this Agreement are accurate and correct in all material respects.

      SECTION 3.25     State Takeover Statutes. No state “fair price,” “control share acquisition,” “business combination moratorium” or other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

      SECTION 3.26     Rights Agreement. The Company has taken all action necessary to render the Series A Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement, dated as of July 8, 1997, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”) inapplicable to the Merger. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action to (a) render the Rights Agreement inapplicable to this Agreement and the Merger and (b) ensure that (i) none of Parent or Sub or their respective Affiliates (as defined in Section 7.1(h)) is or will be an “Acquiring Person” (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the Merger and (ii) none of a “Distribution Date”, a “Shares Acquisition Date”, or a “Triggering Event” (as such terms are defined in the Rights Agreement) occurs by reason of the execution, delivery, announcement, consummation or performance of this Agreement or the Merger.

      SECTION 3.27     Opinion of Financial Advisor. The Company has received the written opinion of Relational Advisors LLC, dated as of September 20, 2004, to the effect that, as of September 20, 2004, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

      SECTION 3.28     Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the Merger and adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

      SECTION 3.29     Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      SECTION 3.30     Accounting and Disclosure Controls; SOXA Compliance.

      (a) Each of the Company and its Subsidiaries maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (v) material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting; and (vi) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent auditors and the audit committee of the Board of Directors of the Company.

      (b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Section 3.30(b) of the Company Disclosure Letter lists, and the Company has Made Available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since December 31, 2001.

      (c) The Company is in compliance in all material respects with all provisions of SOXA applicable to the Company. “SOXA” means the Sarbanes-Oxley Act of 2002, including all rules and regulations relating thereto.

      SECTION 3.31     Material Contracts; Dealer Agreements; Securitization Agreements.

      (a) The agreements filed as exhibits to the Company Annual Report and the Company Quarterly Reports (or incorporated as exhibits thereto by reference) together with the agreements entered into by the Company or any of its Subsidiaries since June 30, 2004 listed in Section 3.31(a) of the Company Disclosure Letter constitute all the agreements and contracts required to be filed by the Company with the SEC as material contracts pursuant to Item 601 of Regulation S-K under the Securities Act (collectively, the “Material Contracts”). Except as set forth in Section 3.31(a) of the Company Disclosure Letter or disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any agreement evidencing, or guarantee relating to, indebtedness for borrowed money in an aggregate outstanding principal amount exceeding $250,000.

      (b) Section 3.31(b)(i) of the Company Disclosure Letter lists each agreement between the Company or any of its Subsidiaries, on the one hand, and any Dealer, on the other hand (each such agreement, a “Dealer Agreement”). Except as set forth in Section 3.31(b)(ii) of the Company Disclosure Letter, each Dealer Agreement conforms in all material respects to the form dealer agreements delivered to Parent prior to the date of this Agreement.

      (c) Section 3.31(c) of the Company Disclosure Letter lists each securitization agreement to which the Company or any of its Subsidiaries, or any securitization trust of the Company or any of its Subsidiaries, is a party (the “Securitization Agreements”).

      (d) Section 3.31(d) of the Company Disclosure Letter lists each warehouse agreement and residual line to which the Company or any of its Subsidiaries is a party (respectively, the “Warehouse Agreements” and “Residual Lines”).

      (e) Neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person, is in default, violation or breach in any respect under any Material Contract, Securitization Agreement, Warehouse Agreement or Residual Line, and no event has occurred and is continuing that constitutes a violation of, or default (with or without notice or lapse of time, or both) under, or gives any Person a right of termination, cancellation or acceleration of any obligation under or shall cause the loss of a material benefit under any Material Contract, Securitization Agreement, Warehouse Agreement or Residual Line. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Material Contract, Securitization Agreement, Warehouse Agreement or Residual Line and each Material Contract, Securitization Agreement, Warehouse Agreement and Residual Line shall continue in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby.

      (f) Neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person, is in default, violation or breach in any respect under any Dealer Agreement, and no event has occurred and is continuing that constitutes a violation of, or default (with or without notice or lapse of time, or both) under, or gives any Person a right of termination, cancellation or acceleration of any obligation under or shall cause the loss of a material benefit under any Dealer Agreement, other than any such violation, default, right or loss that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Dealer Agreement and each Dealer Agreement shall continue in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

ARTICLE 4

COVENANTS RELATING TO COMPANY CONDUCT OF BUSINESS

      SECTION 4.1     Company Conduct of Business Pending the Merger. Except as expressly permitted by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Letter, the

Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends and distributions by any Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, that the Company may declare and pay during its fiscal quarter ending December 31, 2004, a dividend of no more than $0.25 per share of Company Common Stock if, and only if, the Company’s net income (determined in accordance with GAAP applied in a manner consistent with the audited financial statements included in the Company Annual Report) for its fiscal quarter ending September 30, 2004 is greater than or equal to $4.13 million.

(b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options;

(c) amend its charter or bylaws or other comparable charter or organizational documents;

(d) merge or consolidate with or effect any business combination with any person, business, corporation, limited liability company, partnership, association or other business organization or entity (a “Person”) or division thereof;

(e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole other than retail installment contracts purchased in the ordinary course of business;

(f) sell, lease, license, mortgage, encumber or otherwise dispose of material properties or assets, other than in connection with sales in the ordinary course of business or in connection with the Company’s securitization program;

(g) sell any securitization residuals (including any B piece) at a price, prior to any selling expenses, which is less than the par value for such residuals;

(h) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (i) indebtedness or guarantees in the ordinary course of business and (ii) loans, advances, capital contributions and other investments between the Company and any of its Subsidiaries or between Subsidiaries of the Company;

(i) enter into, adopt or amend in any material respect any severance plan, agreement or arrangement, Benefit Plan or employment or consulting agreement, except as required by applicable law;

(j) increase the compensation (including bonuses, profit sharing and pension benefits) payable or to become payable to any of its Employees other than cash bonus payments for fiscal year 2004 consistent with the Company’s past practice and consistent with the information provided to Parent by the Company prior to the date of this Agreement;

(k) other than in the ordinary course of business consistent with past practices of the Company, terminate or amend any Dealer Agreement or otherwise materially modify the terms of its relationship with any Dealer;

(l) change the Company’s independent public accountants or make any change in accounting methods or policies of the Company except as required by the Financial Accounting Standards Board (FASB);

(m) make any tax election not in the ordinary course of business;

(n) change, in any material respect, any of the Company’s credit policies or hedging strategies; or

(o) agree or commit to do any of the foregoing.

      SECTION 4.2     No Solicitation by the Company.

      (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries or any of its or their officers, directors or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or by any of its Subsidiaries to, directly or indirectly through any representative or otherwise (i) solicit or initiate the submission of any Takeover Proposal involving the Company (as hereafter defined), (ii) enter into any agreement with respect to any Takeover Proposal involving the Company (other than a confidentiality agreement to the extent information is permitted to be furnished to any Person pursuant to this Section 4.2(a)), or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal involving the Company; provided, however, that, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rules 14-d(9) and 14-e(2) under the Exchange Act or publicly disclosing the existence of a Takeover Proposal involving the Company to the extent required by applicable law or (ii) furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Takeover Proposal involving the Company by such Person, if, (x) the failure to take such action would, in the good faith judgment of the Board of Directors of the Company, taking into consideration the advice (as confirmed in writing) of outside legal counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable law, and (y) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement similar in form and substance to the Confidentiality Agreement (as defined in Section 5.3). For purposes of this Agreement, “Takeover Proposal involving the Company” means any proposal by any third party for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a 15% or greater equity interest in, 15% or more of the voting securities of, or 15% or more of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and other than any securitization related transaction entered into by the Company or any of its Subsidiaries in the ordinary course of business.

      (b) The Company shall advise Parent as promptly as practicable of (i) any Takeover Proposal involving the Company and (ii) the material terms of such Takeover Proposal involving the Company and any material changes thereto.

ARTICLE 5

ADDITIONAL AGREEMENTS

      SECTION 5.1     Company Stockholder Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the

“Company Stockholder Meeting”) for the purpose of considering the approval of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, shall use its reasonable best efforts to solicit such approval by its stockholders and shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation, except if in the good faith judgment of the Company’s Board of Directors, taking into consideration the written advice of outside legal counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would violate the fiduciary duties of such Board of Directors to the Company’s stockholders under applicable law.

      SECTION 5.2     Preparation of the Proxy Statement; Fairness Opinion.

      (a) The Company shall promptly (i) prepare, and provide Parent reasonable opportunity to review and provide comments to, the Proxy Statement and (ii) file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to mail the Proxy Statement to its stockholders as soon as practicable thereafter.

      (b) The Company shall provide to Parent a copy of the Fairness Opinion prior to mailing the Proxy Statement to the Company’s stockholders.

      SECTION 5.3     Access to Information; Meetings with Company Officers.

      (a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) a copy of the unaudited financial statements of the Company for each month ended during such period, in each case within 15 days after the last day of each such month ended and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 26, 2004 between Capital One Financial Corporation and the Company (the “Confidentiality Agreement”).

      (b) During the period from the date of this Agreement through the Effective Time, the Company shall permit Parent’s officers and executives to meet with officers and executives of the Company responsible for the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Capital One Financial Corporation, Parent or the Company to satisfy obligations under Sections 302 and 906 of SOXA.

      (c) Notwithstanding anything to the contrary in this Section 5.3, the Company shall only, in response to a request by Parent pursuant to this Section 5.3, be required to prepare analyses or conduct investigations to develop information or material that is not available at the time of such request, and will not become available in the ordinary course of the Company’s business, if such preparation or investigation would not be materially and unreasonably burdensome to the Company.

      SECTION 5.4     Certain Payments, Fees and Expenses.

      (a) Except as provided in this Section 5.4 and Section 5.8, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including the fees and disbursements of counsel and accountants and all financing commitment fees, shall be paid by the party incurring such costs and expenses, provided that all printing and mailing expenses and all filing fees (including filing fees under the Exchange Act and the HSR Act) and all fees and expenses incurred with respect to communication with the Company’s stockholders and option holders in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Parent and 50% by the Company promptly when due.

      (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by (i) the Company pursuant to Section 7.1(g), (ii) Parent pursuant to Section 7.1(h), (iii) either the Company or Parent pursuant to Section 7.1(f) and a Takeover Proposal involving the Company was made prior to the time of the Company Stockholder Meeting or any adjournment or postponement thereof, as applicable, or is announced within 180 days thereafter, (iv) either the Company or Parent pursuant to Section 7.1(d) and a Takeover Proposal involving the Company was made prior to such termination and was a contributing cause of such failure to effect the Merger by the date specified in Section 7.1(d) or (v) Parent pursuant to Section 7.1(b) or 7.1(c), then, in each case, the Company shall pay to Parent a fee of $9,000,000 in cash. In the case of such a termination of this Agreement by the Company, such payment shall be made no later than, and shall be a condition to the validity of, such termination. In the case of such a termination of this Agreement by Parent, such payment shall be made promptly, but in no event later than, the third day following such termination.

      (c) Further, notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(b) or 7.1(c), then Parent shall pay to the Company a fee of $9,000,000 in cash.

      SECTION 5.5     Reasonable Best Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act); (ii) obtaining all necessary consents, approvals or waivers from third parties; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

      (b) Each party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect, the Merger.

      SECTION 5.6     Public Announcements. Parent and the Company shall not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of NASDAQ.

      SECTION 5.7     State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      SECTION 5.8     Indemnification; Directors and Officers Insurance.

      (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the full extent such Persons may be indemnified by the Company, for acts or omissions occurring at or prior to the Effective Time, pursuant to the Company Charter and the Company Bylaws, as in effect immediately prior to the Effective Time, and under applicable laws.

      (b) The Company or Parent shall purchase, or shall cause the Surviving Corporation to purchase, a 6-year “tail” on the Company’s current directors and officers insurance policy (the “D&O Insurance Tail”); provided, however, that the Company, Parent and the Surviving Corporation shall not be required to pay more than 250% of the Company’s last annual premium for its directors and officers insurance policy for the D&O Insurance Tail.

      (c) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 5.8, his or her heirs and his or her personal representatives.

      SECTION 5.9     Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.10     12 1/2% Subordinated Notes. The Company shall cause all of the 12 1/2% Subordinated Notes due June 15, 2006 (the “Notes”) under that certain Indenture dated as of April 17, 2000 among the Company, as issuer, and Bankers Trust Company, as trustee (the “Indenture”) to be redeemed as of the Closing pursuant to the terms of the Indenture in such a manner that no Default (as defined in the Indenture) or Event of Default (as defined in the Indenture) shall occur as a result of the Merger or the other transactions contemplated hereby, including the delisting of the Company Common Stock from the NASDAQ Stock Market. Parent shall make available to the Company the funds necessary to redeem the Notes when and as necessary, but in no event prior to the Effective Time.

ARTICLE 6

CONDITIONS PRECEDENT TO THE MERGER

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Company Bylaws.

(b) HSR. Any waiting period (and any extension thereof), or notice or filing period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Authorizations and Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including the Federal Reserve Board, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place) (“Governmental Approvals”), shall have been obtained, shall have been made or shall have occurred. All necessary state securities or Blue Sky authorizations shall have been received.

(d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered under any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

      SECTION 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an officer to such effect.

      SECTION 6.3     Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Consents. The Company shall have obtained (i) the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument by which the Company or any of its Subsidiaries is bound, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Surviving Corporation or Parent and (ii) each consent identified in Section 6.3(b) of the Company Disclosure Letter.

(c) Estoppel Certificate. The Company shall have obtained an estoppel certificate in form reasonably satisfactory to Parent from the landlord of the Company’s Foothill Ranch, California facility.

(d) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 5% of the total number of Company Common Shares outstanding immediately prior to the Effective Time.

(e) Employment Agreements. Each of the employment agreements dated as of the date hereof between Parent or the Surviving Corporation, as the case may be, on the one hand, and the respective individuals identified in Section 6.3(e) of the Company Disclosure Letter, on the other hand, shall be in full force and effect immediately prior to the Effective Time and none of such individuals shall have terminated his or her respective agreement or have breached the terms thereof.

(f) Opinion of Counsel. Andrews Kurth LLP, legal counsel to the Company, shall have provided an opinion to Parent, dated as of the date of Closing, substantially in the form of Exhibit B hereto.

(g) Secretary’s Certificate. Parent shall have received a certificate, dated as of the date of Closing, of the secretary of the Company, in form and substance reasonably satisfactory to Parent, certifying (i) the Company Charter and the certificate of incorporation of each of the Company’s Subsidiaries, (ii) the Company Bylaws and the bylaws of each of the Company’s Subsidiaries, (iii) a certificate of good standing for each of the Company and its Subsidiaries duly certified by the Secretary of State of the State of Delaware and (iv) the incumbency of each individual authorized to execute this Agreement on behalf of the Company.

(h) Litigation. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby which is reasonably likely to result in a Material Adverse Effect on the Company or Parent.

(i) Dissolution of CU Acceptance Corporation. Notwithstanding the covenants set forth in Section 4.1, CU Acceptance Corporation, a Delaware corporation and Subsidiary of the Company, shall have been dissolved prior to the Effective Time, and such dissolution shall have been effected pursuant to (i) the unanimous consent of CU Acceptance Corporation’s Board of Directors and (ii) the approval of CU Acceptance Corporation’s stockholders.

(j) Certain Market Events. Since the date of this Agreement there shall not have been (i) any banking moratorium declared or in effect in the United States, (ii) any significant suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading thereon, or any suspension of trading of any securities of the Company by the NASDAQ Stock Market or the SEC or (iii) any outbreak or material escalation of major hostilities or any other substantial national or international calamity or emergency if, in the reasonable judgment of Parent, the effect of any such outbreak, escalation, calamity or emergency on the United States financial markets makes it impracticable or inadvisable to proceed with the transactions contemplated hereby.

(k) Material Adverse Effect. Since the date of this Agreement, there shall have been no events, changes, circumstances or effects that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation.

(l) Governmental Approvals. No Governmental Approvals impose conditions, restrictions, requirements or limitations that would have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. Subject to Sections 5.4(b) and 5.4(c), this Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the nonbreaching party of such failure to comply;

(c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the nonbreaching party of written notice of the breach;

(d) by Parent or the Company if the Merger has not been effected on or prior to the close of business on the date that is 180 days after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

(e) by Parent or the Company if any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if the Company has not complied with its obligations under Sections 5.1 and 5.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the stockholder approval to be obtained at the Company Stockholder Meeting;

(g) by the Company on or after the tenth calendar day after the Company has notified Parent in writing that the Board of Directors of the Company has determined that a Takeover Proposal involving the Company constitutes a Superior Proposal; provided, that, as of such tenth calendar day after the Company has so notified Parent, the Board of Directors of the Company continues to believe in its good faith judgment, after taking into consideration any changes in the terms of the transactions contemplated by this Agreement that have been proposed by Parent on or prior to such date, that such Takeover Proposal involving the Company continues to constitute a Superior Proposal. For purposes of this Agreement “Superior Proposal” means a Takeover Proposal involving the Company that the Board of Directors of the Company determines in its good faith judgment, after consultation with its financial advisors, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; or

(h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have adversely modified or withdrawn its recommendation, approval or adoption of the Merger or this Agreement, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal involving the Company or shall have resolved to do so or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders). As used herein, “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

      The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      SECTION 7.2     Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the Confidentiality Agreement and Section 5.4 and Article 8, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger at the Company Stockholder Meeting, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.4     Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 8

GENERAL PROVISIONS

      SECTION 8.1     Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

      SECTION 8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to

Capital One Auto Finance, Inc.
3901 N. Dallas Parkway
Plano, Texas 75093
Attention: David R. Lawson
Facsimile No.: (888) 722-4021

and to:

Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102
Attention: John G. Finneran, Jr.
Facsimile No.: (703) 720-1094

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 S. LaSalle Street
Chicago, Illinois 60603
Attention: Frederick B. Thomas
Facsimile No.: (312) 782-0600

      (b) if to the Company, to:

Onyx Acceptance Corporation
27051 Towne Centre Drive
Foothill Ranch, California 92610
Attention: John W. Hall
Facsimile No.: (949) 465-3992

with a copy to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Ronald L. Brown
Facsimile No.: (214) 659-4819

      SECTION 8.3     Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 8.4     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.5     Entire Agreement; No Third Party Beneficiaries. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except as provided in the next sentence, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties hereto expressly intended the provisions of Section 5.8 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provision.

      SECTION 8.6     Governing Law.

      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or federal court of the United States of America sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in such federal court. Such party agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware State or federal court. Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (d) EACH OF THE PARTIES HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      SECTION 8.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

      SECTION 8.8     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

REMAINDER OF PAGE INTENTIONALLY BLANK

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ DAVID R. LAWSON

Name: David R. Lawson Title: President and Chief Executive Officer

FOOTHILL SERVICES CORPORATION

By:	/s/ DAVID R. LAWSON

Name: David R. Lawson Title: Chairman, President and Chief Executive Officer

ONYX ACCEPTANCE CORPORATION

By:	/s/ JOHN W. HALL

Name: John W. Hall Title: President and Chief Executive Officer

EXHIBIT A

      Stockholders of the Company entering into voting agreements with Parent:

      1. John W. Hall

      2. Vincent M. Scardina

      3. Don P. Duffy

      4. Todd A. Pierson

      5. Michael A. Krahelski

      6. Gerald Wilkins

      7. Andy Sturm

      8. Frank L. Marraccino

      9. David G. MacInnis

      10. Steve Baldwin

      11. Rosie Hokanson

EXHIBIT B

[Andrews Kurth LLP Letterhead]

      [To be rendered in substantially the following form, subject to typical qualifications and final approval by AK Opinion Committee]

, 200

Ladies and Gentlemen:

      We have acted as counsel to [Foothill], a Delaware corporation (the “Company”) in connection with the negotiation, execution and delivery of the Agreement and Plan of Merger dated as of September      , 2004 among [Parent], a corporation (“Parent”), [Merger Sub], a Delaware corporation (“Sub”) and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

      We are of the opinion that:

1. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware.

2. Each Subsidiary of the Company is, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

3. The Company has all requisite corporate power to enter into the Merger Agreement and, subject to approval by the stockholders of the Company of the Merger Agreement, to consummate the transactions contemplated thereby.

4. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

5. The execution and delivery of the Merger Agreement by the Company does not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof by the Company will not, result in any violation of (a) the Company Charter or the Company Bylaws or (b) any provision of the comparable charter or organization documents of any of the Company’s Subsidiaries.

6. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Merger Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) applicable bank holding company regulatory approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The Nasdaq Stock Market, and (iv) other filings and registrations the failure of which to obtain would not have a Material Adverse Effect.

      We have furnished this opinion pursuant to Section 6.3(f) of the Merger Agreement.

Very truly yours,

ANNEX B

OPINION OF RELATIONAL ADVISORS LLC

September 20, 2004

Board of Directors
Onyx Acceptance Corporation
27051 Towne Centre Drive
Foothill Ranch, CA 92610

Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) that the holders of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”) of Onyx Acceptance Corporation (the “Company”) will be entitled to receive at the effective time of the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among Capital One Auto Finance, Inc. (“Parent”), Foothill Services Corporation, a wholly-owned subsidiary of Parent (“Sub”), and the Company. The Agreement provides, among other things, that at the effective time of the Merger, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease (the “Merger”), and the Company shall continue as a subsidiary of Parent. At the effective time of the Merger, each Share shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean cash in the amount of $28.00 per Share, without interest.

      Relational Advisors LLC, as part of its investment banking business, routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions. We have not entered into an agency or other fiduciary relationship with the Company, its Board of Directors or stockholders, or any other person, but we will receive a fee for rendering this opinion, which fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and indemnify us against certain liabilities arising out of our engagement.

      In connection with our opinion, we have reviewed, among other information we deemed relevant, the financial terms and conditions of a draft of the Agreement dated September 19, 2004; the annual report on Form 10-K of the Company for the year ended December 31, 2003; certain quarterly reports on Form 10-Q of the Company; the annual report on Form 10-K of Capital One Financial Corporation for the year ended December 31, 2003; certain quarterly reports on Form 10-Q of Capital One Financial Corporation; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company, which management of the Company has advised us are reasonable (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company to similar information for certain other companies with publicly traded securities; reviewed, to the extent publicly available, financial terms of certain recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Merger; and reviewed other information and performed such other studies and analyses as we deemed relevant.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information that was publicly available or was furnished to us by the Company or its management, or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. In relying on financial analyses and Forecasts provided to us, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the

B-1

Board of Directors
Onyx Acceptance Corporation
September 20, 2004

best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We further have assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as set forth in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist, and can be evaluated, on the date hereof. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transactions contemplated by the Agreement.

      The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement, and this opinion does not constitute a recommendation as to how any holder of Shares should vote or act with respect to any matters relating to the proposed Merger. It should be noted that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

      On the basis of, and subject to the foregoing, it is our opinion as of the date hereof, that the Merger Consideration in the proposed Merger is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,

/S/ RELATIONAL ADVISORS LLC

Relational Advisors LLC

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 — Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

FORM OF VOTING AGREEMENT

Capital One Auto Finance, Inc.

3901 N. Dallas Parkway
Plano, Texas 75093
September 21, 2004

c/o	Onyx Acceptance Corporation
27051 Towne Center Drive, Suite 100
Foothill Ranch, California 92610

Dear                     :

      This letter is to confirm our agreement regarding all of the shares, $.01 par value per share (“Common Stock”) of Onyx Acceptance Corporation, a Delaware corporation (the “Company”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the “Shares”). In order to induce Capital One Auto Finance, Inc., a Texas corporation (“Parent”), to enter into an Agreement and Plan of Merger to be dated as of the date hereof by and among Parent, Foothill Services Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company (the “Merger Agreement”), you and Parent hereby agree as follows (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement):

      You hereby agree to vote or cause to be voted all of the Shares over which you have voting power (i) in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and (ii) against any Takeover Proposal involving the Company, and any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the Merger and the transactions contemplated by the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Parent and such individuals or corporations as Parent may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the Company with respect to the matters referred to in (i) and (ii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Parent may reasonably request to effectuate its proxy and voting rights under this paragraph. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to Parent hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

      You hereby agree not to sell or transfer the Shares (except to Parent or Sub) prior to the Expiration Date.

      Notwithstanding anything in this Agreement to the contrary, Parent understands and acknowledges that you will have no obligation as a result of this Agreement to exercise stock options or other derivative securities exercisable, exchangeable or convertible into shares of Common Stock.

      You hereby represent and warrant as to the Shares issued, outstanding and beneficially owned by you as of the date of this letter agreement that, except as disclosed on Schedule I hereto, (i) you are the sole beneficial owner of and have full right, power and authority to sell and vote the Shares, or if you are not the sole beneficial owner, you have the full right, power and authority to vote the Shares, and in either event, this letter agreement is a valid and binding agreement, enforceable against you, in accordance with its terms and (ii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with or default under, any contract,

D-1

commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound.

      Parent hereby represents and warrants that it has the corporate power and is duly authorized to enter into this letter agreement.

      We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. If you are, or any of your Affiliates, employees or agents is, an officer or member of the Board of Directors of the Company, nothing herein shall in any way limit or affect actions taken by you or them in such capacity, and no action taken in furtherance of your or their fiduciary duties as an officer or director of the Company shall be deemed to be a breach of the provisions of this letter agreement.

      We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other Person any rights or remedies hereunder.

      This letter agreement (and the irrevocable proxy granted hereby) will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date. “Expiration Date” shall mean the date and the time of the earlier of (i) the written consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

      Each party hereto shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

      If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,

CAPITAL ONE AUTO FINANCE, INC.

By:

Name: David R. Lawson Title: President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

D-2

SPECIAL MEETING OF STOCKHOLDERS OF

ONYX ACCEPTANCE CORPORATION

January 6, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

ê     Please detach along perforated line and mail in the envelope provided.     ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2004, by and among Capital One Auto Finance, Inc., Foothill Services Corporation and Onyx Acceptance Corporation, as it may be amended, and the transactions contemplated thereby.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Onyx Acceptance Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” Proposal 1. The proxies cannot vote your shares unless you sign and return this proxy or vote by telephone or on the Internet.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ONYX ACCEPTANCE CORPORATION
PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ONYX ACCEPTANCE CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JANUARY 6, 2005

The undersigned stockholder hereby appoints John W. Hall and Don P. Duffy, and each of them, his or her true and lawful agents and proxies, with full power of substitution and resubstitution in each of them, to represent and vote at the Special Meeting of Stockholders of Onyx Acceptance Corporation (the “Company”) on January 6, 2005, at 10:00 a.m., Pacific Standard Time, at Onyx Acceptance Corporation’s corporate offices, located at 27051 Towne Centre Drive, Foothill Ranch, California 92610, or at any adjournments or postponements thereof, on all matters coming before said meeting, all shares of common stock of the Company which the undersigned stockholder may be entitled to vote. The proxies are hereby instructed to vote as shown on the reverse side of this card and are also authorized to vote in their discretion on all other matters properly brought before the meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

ONYX ACCEPTANCE CORPORATION

January 6, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

ê     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

		FOR	AGAINST	ABSTAIN
1.	To approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2004, by and among Capital One Auto Finance, Inc., Foothill Services Corporation and Onyx Acceptance Corporation, as it may be amended, and the transactions contemplated thereby.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Onyx Acceptance Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” Proposal 1. The proxies cannot vote your shares unless you sign and return this proxy or vote by telephone or on the Internet.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.